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                                                                EXHIBIT 10.27




                               ASSET PURCHASE AGREEMENT
                                     by and among
                               AFC CABLE SYSTEMS, INC.
                                AFC ACQUISITION, INC.
                             AREA LIGHTING RESEARCH, INC.
                                DANIEL M. DICARLO JR.,
                              GILMAN J. HALLENBECK, AND
                                     GEORGE DUVE













                                Dated January 31, 1997


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                                  TABLE OF CONTENTS


1.  PURCHASE AND SALE OF ASSETS ........................................   -1-

    1.1  Description of Assets .........................................   -1-
    1.2  Excluded Assets ...............................................   -2-
    1.3  Assumption of Certain Liabilities .............................   -3-
    1.4  Liabilities Not Assumed .......................................   -3-
    1.5  Purchase Price ................................................   -4-
    1.6  Allocation of the Purchase Price ..............................   -4-
    1.7  Purchase Price Adjustment .....................................   -5-

2.  CLOSING ............................................................   -6-

3.  REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE
    STOCKHOLDERS .......................................................   -6-

    3.1  Due Organization ..............................................   -6-
    3.2  Authorization .................................................   -6-
    3.3  No Conflicts; Approvals .......................................   -7-
    3.4  Financial Statements ..........................................   -7-
    3.5  Undisclosed Liabilities and Obligations .......................   -8-
    3.6  Accounts Receivable ...........................................   -8-
    3.7  Inventory .....................................................   -8-
    3.8  Customers and Sales ...........................................   -8-
    3.9  Permits; Intellectual Property ................................   -9-
    3.10 Real and Personal Property; Leases ............................   -9-
    3.11 Title, Sufficiency of Assets ..................................  -10-
    3.12 Contracts .....................................................  -10-
    3.13 Labor Matters .................................................  -11-
    3.14 Insurance .....................................................  -11-
    3.15 Employees .....................................................  -11-
    3.16 Employee Benefit Plans ........................................  -11-
    3.17 Qualified Plans ...............................................  -12-
    3.18 Litigation ....................................................  -12-
    3.19 Conformity with Law ...........................................  -13-
    3.20 Taxes .........................................................  -13-
    3.21 Absence of Changes ............................................  -14-
    3.22 Environmental Matters .........................................  -15-
    3.23 Certain Transactions ..........................................  -16-
    3.24 Brokers and Finders ...........................................  -16-
    3.25 Completeness ..................................................  -16-
    3.26 Disclosure ....................................................  -16-

4.  REPRESENTATIONS OF AFC AND THE BUYER ...............................  -16-

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    4.1  Due Organization ..............................................  -16-
    4.2  Authorization ................................................   -17-
    4.3  No Conflicts; Approvals ......................................   -17-
    4.4  The Shares ...................................................   -17-
    4.5  Brokers and Finders ..........................................   -17-

5.  COVENANTS .........................................................   -18-

    5.1  Access and Cooperation .......................................   -18-
    5.2  Conduct of Business Pending Closing ..........................   -18-
    5.3  Prohibited Activities ........................................   -18-
    5.4  No Shop ......................................................   -19-
    5.5  Key Employees ................................................   -19-

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER .................   -19-

    6.1  Representations and Warranties; Performance of Obligations ...   -19-
    6.2  Proceedings Satisfactory .....................................   -20-
    6.3  No Litigation ................................................   -20-
    6.4  Lease ........................................................   -20-
    6.5  Escrow Agreement .............................................   -20-
    6.6  Employment and Consulting Agreements .........................   -20-
    6.7  Opinion of Counsel ...........................................   -20-
    6.8  Registration Rights Agreement ................................   -20-

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF AFC ........................   -20-

    7.1  Representations and Warranties; Performance of Obligations ...   -20-
    7.2  Proceedings Satisfactory .....................................   -21-
    7.3  No Litigation ................................................   -21-
    7.4  No Material Adverse Change ...................................   -21-
    7.5  The Lease ....................................................   -21-
    7.6  Escrow Agreement .............................................   -21-
    7.7  Employment Agreement .........................................   -21-
    7.8  Release of Liens .............................................   -21-
    7.9  Consents .....................................................   -21-
    7.10 Key Employees ................................................   -21-
    7.11 Purchase of Leased Equipment .................................   -21-
    7.12 Opinion of Counsel ...........................................   -22-
    7.13 COMPLETE REMAINDER OF SECTION

8.  COVENANTS AFTER THE CLOSING .......................................   -22-

    8.1  Change of Name ...............................................   -22-
    8.2  Further Assurances ...........................................   -22-

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    8.3  Books and Records ............................................   -22-

9.  INDEMNIFICATION ...................................................   -22-

    9.1  Survival of Representations and Warranties ...................   -22-
    9.2  General Indemnification by the Seller and the Stockholders ...   -23-
    9.3  Indemnification by AFC and the Buyer .........................   -24-
    9.4  Limitation on Liability ......................................   -25-
    9.5  Third Person Claims ..........................................   -25-
    9.6  Method of Payment ............................................   -25-

10. TERMINATION OF AGREEMENT ..........................................   -25-

    10.1 Termination ..................................................   -25-
    10.2 Liabilities in Event of Termination ..........................   -26-

11. NONCOMPETITION ....................................................   -26-

    11.1 Prohibited Activities ........................................   -26-
    11.2 Reasonable Restraint .........................................   -27-
    11.3 Severability; Reformation ....................................   -27-
    11.4 Remedies .....................................................   -27-
    11.5 Independent Covenant .........................................   -28-

12. FEDERAL SECURITIES ACT AND RESTRICTIONS ON THE SHARES .............   -28-

    12.1 Shares Not Registered ........................................   -28-
    12.2 Investment Representation, etc. ..............................   -28-

13. NONDISCLOSURE OF CONFIDENTIAL INFORMATION .........................   -29-

    13.1 The Seller and the Stockholders ..............................   -29-
    13.2 AFC and the Buyer ............................................   -29-
    13.3 Remedies .....................................................   -29-

14. GENERAL ...........................................................   -29-

    14.1 Bulk Sales Laws ..............................................   -29-
    14.2 Effect of Investigation; Best Knowledge ......................   -30-
    14.3 Successors and Assigns .......................................   -30-
    14.4 Entire Agreement .............................................   -30-
    14.5 Amendment ....................................................   -30-
    14.6 Counterparts .................................................   -30-
    14.7 Expenses .....................................................   -30-
    14.8 Notices ......................................................   -30-
    14.9 Governing Law ................................................   -31-

                                      iii

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    14.10  No Waiver ..................................................   -31-
    14.11  No Third-party Beneficiaries ...............................   -32-
    14.12  Severability ...............................................   -32-
    14.13  Attorneys' Fees and Costs ..................................   -32-



                                       iv

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                               ASSET PURCHASE AGREEMENT


    THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made effective as of January 31, 1997 among AFC Cable Systems, Inc., a Delaware corporation ("AFC"), AFC Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of AFC (the "Buyer"), Area Lighting Research, Inc., a New Jersey corporation (the "Seller"), and Daniel M. DiCarlo Jr. (individually, "DiCarlo"), Gilman J. Hallenbeck (individually, "Hallenbeck") and George Duve (individually, "Duve"), the owners of all of the outstanding shares of capital stock of the Seller (collectively, the "Stockholders" and individually, a "Stockholder"). Unless the text clearly indicates to the contrary, all capitalized terms used herein shall have the meanings assigned such terms in this Agreement, as further described on Annex 1, or in Annex 1.

    WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, upon the terms and conditions set forth herein, substantially all of the assets of the Seller including, without limitation, those assets that relate to the Seller's photocontrols business (the "Business").

    NOW, THEREFORE, in consideration of the respective covenants and representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which re hereby acknowledged, the parties hereto hereby agree, and, with respect to the obligations of the Buyer, AFC and the Buyer hereby jointly and severally agree, as follows:

1.  PURCHASE AND SALE OF ASSETS.

    1.1 Description of Assets. The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller, at the Closing, subject to and upon the terms and conditions contained herein, free and clear of any pledge, lien, option, security interest, mortgage, claim, charge or other encumbrance of any kind whatsoever, all of its assets (other than the Excluded Assets), including without limitation the following properties and assets of the Seller (collectively, the "Assets"):

         (a) all assets of the Seller reflected on the balance sheet of the Seller (the "Balance Sheet") dated as of December 31, 1996 (the "Balance Sheet Date") and all assets of the Seller of the same nature as those reflected on the Balance Sheet that have been acquired in the ordinary course of business since the Balance Sheet Date (other than the Excluded Assets and other than assets reflected on the Balance Sheet that have been disposed of in the ordinary course of business since the Balance Sheet
Date) (collectively, the "Balance Sheet Assets"), including without limitation:

              (i)  all inventory and supplies of the Seller;

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              (ii)  all cash, cash equivalents, bank accounts, investments, and other similar assets ("Cash") and all accounts receivable, notes receivable, loans receivable, prepaid expenses, security and other deposits, and other current assets of the Seller;

              (iii) all furniture, fixtures and leasehold improvements of the Seller; and

              (iv) all equipment, machinery, tools, personal property and other physical assets of the Seller of any nature or kind (including without limitation all spare parts);

         (b) all rights of the Seller with respect to leasehold interests relating to the real and personal property used in the Business as listed on Schedule 1.1(b) (the "Leases");

         (c) all rights of the Seller under all licenses, approvals, consents and franchises and, to the extent transferable, permits and authorizations, used or useful in connection with the operation of the Business or any pending applications relating to any of the foregoing;

         (d) all patents, patent rights, inventions, processes, designs and applications for patents used or useful in connection with the Business, and all trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, trade names, registered designs and unregistered design rights used or useful in the operation of the Business;

         (e) all trade secrets, processes, know-how, procedures, formulae and confidential information used or useful in the operation of the Business;

         (f) all rights of the Seller under any licenses for Intellectual Property used or useful in the operation of the Business;

         (g) all customer, supplier and mailing lists relating to the Business;

         (h) all rights of the Seller under any contracts or agreements relating to the Business as listed on Schedule 1.1(h), including without limitation, to the extent transferable, all insurance policies carried by the Seller with regard to the Business (the "Contracts");

         (i) all equipment repair, maintenance or service records relating to the Assets or necessary or material to the continued operation of the Business (which does not include the corporate records of Seller such as the corporate minute book, stock register, articles of incorporation, bylaws and similar items); and

         (j) all other assets of the Seller of every kind and description, tangible or intangible, pertaining to or used in the Business (other than the Excluded Assets), including without limitation its good will.

    1.2 Excluded Assets. The following assets of the Seller shall be excluded from the assets to be sold to the Buyer hereunder (the "Excluded Assets"):

         (a) any insurance claims pending or awarded relating to environmental losses incurred by the Seller prior to the Closing Date;

         (b) all business and financial books and records (provided that the Seller complies with its obligations to provide access thereto to the Buyer in accordance with the terms of Section 8.3 and further provided that the Seller hereby agrees not to remove any of its business and financial books and records (other than corporate records such as minute books and its share transfer books) from the Asbury Road Facility for 3 years following the Closing Date without the prior written consent of the Buyer);

         (c) all tax refund claims with respect to any period prior to the Closing Date, and any cause of action related thereto with respect to any period prior to the Closing Date;

         (d) all claims, rights, demands, and causes of action against NUJA Realty Corp., Bolt Electric, WOJO and Asbury Leasing; and

         (e) any medical insurance refund due under the Seller's group self-insured medical program as referred to in a letter to the Seller from Corporate Benefit Services, Inc. dated January 8, 1997, a copy of which has been provided to the Buyer.

    1.3  Assumption of Certain Liabilities.

         (a) On the terms and subject to the conditions set forth herein, and subject to Section 1.4 hereof, from and after the Closing, the Buyer will assume and satisfy or perform when due only (i) those liabilities and obligations of the Seller arising after the Closing Date under the Leases and the Contracts (other than under those Contracts referred to in subsection (iii) below), (ii) subject to Section 9.2(g) and 9.5, any obligations of the Seller under product warranties for products sold prior to the Closing Date, (iii) those liabilities and obligations of the Seller arising after the Closing Date under The Area Lighting Research 401(k) Savings Plan, The Area Lighting Research Employee Health and Prescription Drug Plan, Area Lighting Research, Inc. Dental Plan with Allmerica Financial December 16, 1996, and the Area Lighting Research, Inc. Christmas Club and The Area Lighting Research, Inc. Dependent Care and Flexible Spending Account Plan (the "Assumed Plans"), subject to the terms and conditions set forth in subparagraph (c) below, and (iv) any and all trade payable liabilities and accrued expenses of the Seller incurred in the ordinary course of the Seller's business and not in violation of any of the terms of this Agreements and outstanding on the Closing Date (the "Assumed Payables") (collectively, the "Assumed Obligations").

         (b) The Buyer shall deduct the amount the amount of the Assumed Payables from the cash portion of the Purchase Price. The Seller shall calculate the amount of the Assumed Payables between January 31, 1997 and February 2, 1997 and shall certify to the Buyer as to the amount thereof on February 3, 1997. Notwithstanding anything to the contrary set forth in this Agreement, the Buyer shall not assume and shall not be liable for any Assumed Payables in excess of the amount of Assumed Payables certified to by the Seller.

         (c) Effective as of the Closing Date, the Buyer will assume sponsorship of the Assumed Plans.

    The Seller and Buyer agree to cooperate to transfer the sponsorship of the Assumed Plans as soon as practical and effective as of the Closing. In connection therewith, the Seller shall use its best efforts to cause to be assigned to the Purchaser such policies of insurance or other contracts as the Buyer designates in writing as pertained to the funding of benefits under any of the Assumed Plans, or in case where such assignment is commercially impractical, the Seller shall cooperate in arranging for the issuance of new or modified policies or contracts.

    The Seller and the Buyer agree to provide assistance and cooperation to each other in the administration of the Assumed Plans and their respective responsibilities with respect to obligations or liabilities under the Assumed Plans before and after the Closing Date. Notwithstanding the assumption of Assumed Plans by the Buyer, the Seller shall (i) prepare, file and/or distribute to the appropriate government agencies and plan participants all Annual Reports (Form 5500 series, including audited financial statements if required), summary annual reports, summary of material modifications, benefit statements and any other reports or disclosures required to made by applicable law with respect to any plan year ending on or before the Closing Date, and (ii) account for and remit to the Purchaser or the trustee in the event any benefits under the Assumed Plans are held in trust all contributions, including any employer contributions required to be contributed under the Assumed Plan and any employee contributions (whether by virtue of salary reduction agreements or otherwise) with respect to any period ending on or prior to the Closing Date.

    1.4 Liabilities Not Assumed. Notwithstanding anything in this Agreement to the contrary, the Buyer will not assume or perform any liabilities or obligations not specifically contemplated by Section 1.3 hereof nor any of the following obligations and liabilities (whether or not contemplated by Section 1.3):

         (a) any liability or obligation of the Seller for federal, state, local or foreign Taxes, whether or not incurred prior to the Closing;

         (b) any liability or obligation of the Seller for or in respect of any loan, account payable or indebtedness (other than the Assumed Obligations);

         (c) any liability or obligation of the Seller arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done, suffered to be done or omitted to be done by the Seller or any of its directors, officers, employees or agents;

         (d) any liability or obligation of the Seller incurred in connection with the making or performance of this Agreement;

         (e) any liability or obligation of the Seller for Taxes based on or measured by any income or gain realized upon the transfer of the Assets hereunder;

         (f) any liability or obligation of the Seller accruing on or prior to the Closing Date arising out of any "employee benefit plan" (as such term is defined by the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), established or maintained by the Seller or to which the Seller contributes or any liability with respect to any pension or benefit plan of the Seller or the termination of any such plan;

         (g) any liability or obligation of the Seller accruing on or prior to the Closing Date for making payments of any kind (including without limitation as a result of the sale of Assets or as a result of the termination of employment by the Seller of employees, or other labor claims) to employees of the Seller or in respect of payroll taxes for employees of the Seller, including without limitation any liabilities or obligations of the Seller arising under or with respect to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA");

         (h) any liability or obligation of the Seller with respect to any claims or actions arising under or relating to any Environmental Laws, or related common law theories, including without limitation third party claims and any liability or obligation for any penalties, fines, expenses, costs, losses, claims or damages arising out of or resulting from any generation, storage, treatment, handling, disposal, discharge or release of Hazardous Materials prior to the closing, including without limitation any liability or obligation relating to the contamination of ground water beneath, or which has migrated or may in the future migrate from, any facility owned, leased or otherwise operated by the Seller, including without limitation that certain facility located at 60 Asbury Road, Hackettstown, New Jersey (the "Hackettstown Facility"; collectively, the "Facilities"), and including without limitation any and all debts, liabilities and obligations of the Seller or any of its Affiliates under the Environmental Settlement Agreements;

         (i) any liability or obligation of the Seller under any license or any leases, contracts or agreements not listed on Schedules 1.1(b) or 1.1(h); and

         (j) any liability or obligation of the Seller with respect to any of the Seller's subsidiaries or affiliates, including without limitation NUJA Realty Corp. Bolt Electric, WOJO and Asbury Leasing.

    1.5 Purchase Price. The total purchase price (the "Purchase Price") which the Buyer shall pay for the Assets and in consideration of the other covenants and agreements of the Seller and the Stockholders contained herein is a cash purchase price of (a) $8,200,000 less (plus) (b) the amount, if any, by which the book value (calculated in accordance with GAAP in a manner consistent with the manner used in preparing the Balance Sheet and without giving effect to any write-up or write-down of assets or liabilities, or to any reserve in any amount which is not reflected in such amount on the Balance Sheet other than for transactions occurring in the ordinary course of business since December 31, 1996 but including scheduled depreciation) of the Closing Assets as of the Closing Date is less than (is greater than) $4,860,000 (the "Assets Adjustment") plus (c) the amount of the Earnout provided for under Section 1.8. For the purposes of this Agreement, the term Closing Assets shall be deemed to mean the Seller's current assets (excluding its insurance claim receivable), property, plant and equipment, net and other assets (excluding its insurance claim receivable). The amount, if any, of the Assets Adjustment shall be determined in the following manner: (i) within 30 days after the Closing Date, the independent public accountant of the Seller shall prepare and deliver to the Buyer a calculation of the amount of the Closing Assets as of the Closing Date and a calculation of the Assets Adjustment, if any, (ii) if the Buyer has any objection to the determination of the Seller's accountant, it shall notify the Seller thereof within 10 days after its receipt of such calculations, and if the Buyer and Seller are unable to resolve such dispute within 20 days thereafter, such dispute shall be submitted to a nationally recognized firm of independent certified public accountants not performing services for either party who shall determine the amount of any Assets Adjustment within 30 days thereafter and whose determination shall be conclusive and binding on the parties hereto. The fees of such firm shall be borne equally by the Seller and the Buyer. The Purchase Price (exclusive of the Earnout, without regard to the Assets Adjustment and less the amount of the Assumed Payables) shall be paid by the Buyer in cash at the Closing to the Seller, the Seller's lender in repayment of outstanding secured indebtedness as specified in a payoff letter from such lender dated January __, 1997, the New Jersey Economic Development Authority in repayment of outstanding secured indebtedness as specified in a payoff letter from such Authority dated January 30, 1997 and the Escrow Agent as hereinafter provided.. An amount equal to $1,610,000 will be deposited by the Buyer in cash (the "Escrow Deposit") with State Street Bank and Trust Company, N.A., as agent (the "Escrow Agent") at the Closing to be held in escrow pursuant to the Escrow Agreement substantially in the form of Exhibit I (the "Escrow Agreement"). The Escrow Deposit shall be held for the following purposes: (A) an amount equal to $310,000 shall be held in escrow pending the purchase of uncollected accounts receivable and the Assets Adjustment, (B) an amount equal to $1,200,000 shall be held in escrow to secure the payment of the obligations of the Seller and its Affiliates under the Environmental Settlement Agreements, and (C) an amount equal to $100,000.00 shall be held in escrow to secure the Seller's obligations pursuant to Section 9.2(g). The Purchase Price less the Escrow Deposit, less the amounts paid to the Seller's secured creditors as set forth above and less the amount, if any, of the Assumed Payables will be paid by the Buyer to the Seller at the Closing in accordance with subsection 2(c). In addition to the foregoing, it is anticipated that payment of the Purchase Price will occur on February 3, 1997 and, accordingly, the Buyer agrees to pay interest to the Seller at a rate per annum equal to 6% on the amount of cash payable to or for the account of the Seller at the Closing for February 1, 1997 and February 2, 1997. If, in connection with the determination of the Assets Adjustment, it is determined that the amount of the Assumed Payables is greater than (or less than) the amount of the Assumed Payables certified by the Seller on February 3, 1997, the Buyer and the Seller will correct such difference by a cash payment within 5 days after the determination of the Assets Adjustment, without interest.

    1.6 Allocation of the Purchase Price. The parties hereto agree that the Purchase Price shall be allocated as set forth in Schedule 1.6 and agree that such allocation is based upon the fair market value of the Assets and is an appropriate allocation. Such allocation shall be binding upon the parties hereto and the parties hereto shall file their respective tax returns in accordance with such allocation and shall not take any position or action inconsistent with such allocation in connection with their respective taxes.

    1.7  Purchase Price Adjustment.

         (a) The only adjustment to the Purchase Price following the Closing shall be to reflect the Assets Adjustment determination. If the amount of the Assets Adjustment increases the Purchase Price, the Buyer shall pay the amount thereof to the Seller within 5 days after the final determination of the amount thereof pursuant to Section 1.5 hereof. If the amount of the Assets Adjustment decreases the Purchase Price, the Seller shall pay the amount thereof to the Buyer within 2 days after the final determination of the amount thereof pursuant to Section 1.5 hereof, provided that, to the extent there are funds available under the Escrow Agreement to pay the same, the amount thereof shall be payable from the Escrow Deposit in accordance with the terms of the Escrow Agreement. If either Buyer or Seller fails to pay the Assets Adjustment in full when due, the unpaid amount thereof shall bear interest from its due date at a rate per annum equal to ten percent (10%).

         (b) The Buyer shall use its best efforts to collect all accounts receivable included within the Assets. If, as of 120 days after the Closing Date, the Buyer has collected less than the full amount of the accounts receivable of the Seller as of the Closing Date, the Buyer shall sell to the Seller, and the Seller shall purchase from the Buyer, without recourse, warranty or representation of any kind, any and all such uncollected accounts receivable and all documents, instruments and correspondence relating thereto, and any collateral therefor, for an aggregate purchase price equal to the uncollected amount of such accounts receivable of the Seller, less any reserve for doubtful accounts recorded on the Balance Sheet. Such amount shall be paid to the Buyer by the Escrow Agent from the amounts on deposit in the Escrow Account for such purpose and any amount in excess thereof shall be promptly paid by the Seller in cash to the Buyer. If the Seller makes a payment to the Buyer due to an account receivable not being collected and the Buyer subsequently receives payment on such account receivable, the Buyer shall promptly remit such payment, without interest, to the Seller, whether or not the Seller or any of the Stockholders are, or are claimed by Buyer to be, in breach of any obligation hereunder.

         (c) If, any time during the period that is 18 months after the Closing Date, the Buyer pays any amount to any Person in respect of a warranty on a product sold prior to the Closing Date, the Buyer shall be entitled to reimbursement for such amount from the amounts on deposit in the Escrow Account for such purpose to the extent that the amount thereof exceeds the indemnification limits provided for under Section 9.2(g) hereof.

    1.8 Earnout. As a part of the Purchase Price, the Buyer shall pay to the Seller an amount equal to the excess of the EBIT of the Buyer for the period from February 1, 1997 through December 31, 1997 over $1,100,000 (the "Earnout"). The Buyer shall have the option to pay the Earnout in cash or 50% in cash and to deliver to the Seller such number of shares of AFC Common Stock as shall have a value equal to 50% of the amount of the Earnout, all as hereinafter provided. In no event shall the amount of the Earnout exceed an amount equal to $734,000. For purposes of the foregoing, EBIT shall be defined as the earnings of the Buyer before taxes on income and interest expense and interest income determined in accordance with GAAP (after applying a corporate management charge of $75,000 payable to AFC), provided, however, that in calculating EBIT no deduction shall be made to reflect any amortization of goodwill in connection with the Purchase Price paid for the Assets or depreciation of capital assets acquired during 1997, no deduction shall be made to reflect the costs incurred by the Buyer in connection with the negotiation or consummation of the transactions contemplated hereby, no deduction shall be made to reflect any allocation of costs associated with employees of AFC or any of its subsidiaries (other than employees of the Buyer and except to the extent of the $75,000 corporate management fee), intercompany transactions shall be reflected solely on an arm's length basis and, if the Buyer purchases or succeeds to any business other than the Business, no amounts shall be reflected with respect to the operations of such business if such business on a stand-alone basis would incur a loss.
The $75,000 corporate management fee shall include the fees of the Buyer's accountants, which shall be selected by the Buyer in its sole discretion.
The amount, if any, of the Earnout shall be determined in the following manner: (i) on or before March 31, 1998, the Buyer shall prepare and deliver to the Seller a calculation of the amount of the Earnout, (ii) if the Seller has any objection to the determination of the Buyer, it shall notify the Buyer thereof within 10 days after its receipt of such calculations, and if the Buyer and Seller are unable to resolve such dispute within 20 days thereafter, such dispute shall be submitted to a nationally recognized firm of independent certified public accountants not performing services for either party who shall determine the amount of any Earnout within 30 days thereafter and whose determination shall be conclusive and binding on the parties hereto. The fees of such firm shall be borne equally by the Seller and the Buyer. Within 10 days following the determination of the amount of the Earnout pursuant to the foregoing, the Buyer shall notify the Seller whether it chooses to pay the Earnout in cash or in cash and AFC Common Stock. If the Buyer chooses to make such payment solely in cash, such notice shall be accompanied by payment thereof. If the Buyer chooses to make such payment in cash and AFC Common Stock, the delivery of said shares shall occur 5 days following such notice from the Buyer. The number of shares of AFC Common Stock to be delivered shall be determined by dividing 50% of the Earnout amount by the arithmetic average of the mean of the closing bid and asked prices for AFC Common Stock on the NASDAQ Market, or such other nationally recognized market in which such Common Stock trades if such Common Stock is no longer listed on the NASDAQ market, for the 20 trading days immediately preceding the date of such notice from the Buyer.
Notwithstanding the foregoing, if the number of shares of AFC Common Stock deliverable pursuant to the foregoing would exceed the aggregate trading volume of AFC Common Stock for the month preceding the delivery thereof, the Buyer shall only be able to pay for the Earnout in shares of AFC Common Stock to the extent of such aggregate trading volume and shall pay cash for the portion of the Earnout not paid in such shares.

    1.9 Registration of Common Stock of AFC. AFC agrees that if the Buyer delivers shares of AFC Common Stock to the Seller as set forth in Section 1.8, above, then the Buyer shall cause to be filed with the SEC a registration statement on Form S-3 covering such shares in such a manner that such shares shall be tradable without restriction under the Securities Exchange Act of 1934 upon the issuance thereof. All fees and expenses incident to the filing of such registration statement, including without limitation, fees and expenses incurred in connection with the preparation, filing, amending and supplementing of the registration statement (whether or not the registration statement is filed or becomes effective), including the fees and expenses of the AFC's legal counsel and accountants related thereto, registration and filing fees and fees and expenses of compliance with state securities or blue sky laws, will be borne by and paid by AFC.

2.   CLOSING.

    The closing of the purchase and sale of the Assets and the other transactions contemplated hereby (the "Closing") shall take place at the offices of McCarter & English, Newark, New Jersey, or at such other place as may be agreed to by the Buyer and the Seller, at 10:00 a.m. on January 31, 1997 or on such date, not later than January 31, 1997 except as otherwise agreed to in accordance with subsection 10.1(b)(i), as may be agreed to by the Buyer and the Seller (the "Closing Date"). At the Closing:

         (a) the Seller shall execute and deliver to the Buyer a Bill of Sale substantially in the form of Exhibit II and shall execute and deliver to the Buyer all such other instruments and documents of conveyance and assignment (including without limitation assignments of patents, trademarks and other intellectual property) as are reasonably requested by the Buyer to vest in the Buyer title to the Assets;

         (b) AFC and the Buyer shall execute and deliver to the Seller an Assumption Agreement substantially in the form of Exhibit III; and

         (c) the Buyer shall pay to the Seller the portion of the Purchase Price payable to the Seller at the Closing by wire transfer in accordance with the following wire instructions: First Union National Bank, Newark, NJ Routing No. 031201467, CAP Account "Area Lighting Research, Inc. #8880609649"; shall make the Escrow Deposit with the Escrow Agent by wire transfer in accordance with the following wire instructions: ABA #011000028, DBA #99039430, Attn: John Corrigan, for account of Area Lighting Research, and shall pay the amounts payable to the Seller's secured lender and the New Jersey Economic Development Authority as provided above.

3.   REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS.

    The Seller and each of the Stockholders jointly and severally make the following representations and warranties to the Buyer:

    3.1 Due Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business, operations, assets, properties or condition, financial or otherwise, of the Seller. The Seller has delivered to AFC and the Buyer complete and correct copies of the Articles of Incorporation and By-laws of the Seller. Schedule 3.1 sets forth each name, including without limitation any trade name, under which the Seller conducts its business and identifies each jurisdiction in which the Seller is qualified to do business as a foreign corporation. Schedule 3.1 also lists each Subsidiary and Affiliate of the Seller and its relationship to the Seller.

    3.2 Authorization. The Seller has all corporate power and authority, and each of the Stockholders has all power and authority, to enter into and perform this Agreement and the other documents and instruments to be delivered pursuant to this Agreement and to consummate the transactions contemplated hereby or thereby. The execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and each of the Stockholders and constitutes the legal, valid and binding obligation of the Seller and each of the Stockholders and is enforceable against each of them in accordance with its terms.

    3.3  No Conflicts; Approvals.

         (a) Neither the execution, delivery and performance of this Agreement by the Seller nor the consummation of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of the Seller, (ii) result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been, or prior to Closing will not be, obtained with respect to any of the terms, conditions or provisions of any indenture, lease, agreement, permit, license, judgment or other instrument to which the Seller or any of the Stockholders is or are a party or by which the Seller or any of the Stockholders or any of their properties or assets may be bound except for agreements to which the Seller is a party with sales representatives and other agreements which are not, individually or in the aggregate, material to the Assets or the conduct of the Business, (iii) violate any order, law, rule or regulation applicable to the Seller or any of the Stockholders or by which the Seller or any of the Stockholders or any of their respective properties or assets may be bound, or (iv) result in the creation of any pledge, lien, security interest, mortgage, charge or other encumbrance of any kind upon any of the assets or properties of the Seller.

         (b) No action, consent or approval by, or filing by the Seller or any of the Stockholders with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, or any other person is required in connection with the execution, delivery or performance by the Seller and any of the Stockholders of this Agreement or the consummation of the transactions contemplated hereby, except any filing, consent or approval that has been made or obtained prior to the Closing.

    3.4 Financial Statements. The Seller has previously furnished AFC and the Buyer with copies of the following financial statements of the Seller (the "Financial Statements"):

         (a) the audited balance sheets of the Seller as at December 31, 1994 and as at December 31, 1995 and the audited statements of income and retained earnings and of cash flows of the Seller for the fiscal years of the Seller then ended.

         (b) The unaudited balance sheets and statements of income, retained earnings and cash flows of the Seller for the 12-month period ending December 31, 1996, including, without limitation, the Balance Sheet.

    The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except for inventory adjustments to reflect obsolescence, a write-down of work in process inventory and a write-down of the overhead burden from the prior year booked in the preparation of the Balance Sheet) and present fairly the financial condition of the Seller at the respective dates thereof and the results of its operations for the periods covered thereby, subject in the case of the Balance Sheet and other unaudited Financial Statements to normal year-end audit adjustments and to the addition of footnotes.

    3.5 Undisclosed Liabilities and Obligations. The Seller has no liabilities or obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise which under generally accepted accounting principles would be required to be shown on the financial statements of the Seller, except for those liabilities and obligations shown on the Balance Sheet and except for liabilities and obligations incurred in the ordinary course of the Seller's business between the date of the Balance Sheet and the Closing Date.

    3.6 Accounts Receivable. Schedule 3.6 sets forth a complete and accurate list of all accounts receivable of the Business as of December 31, 1996 and contains a complete and accurate aging schedule of such accounts receivable on a 30-, 60-, 90-, and more than

90-day basis. These accounts receivable, and all accounts receivable of the Business arising after such date, arose from valid sales in the ordinary course of business and have been collected in full since such date or are collectible in full within 120 days of their respective due dates.

    3.7 Inventory. Schedule 3.7 sets forth a complete and accurate list of all inventories, including finished goods, work-in-process and raw materials of the Business as of December 31, 1996. Since December 31, 1996, there has been no change in such inventories except changes resulting from purchases and sales in the ordinary course of business. In valuing its inventory for the purposes of preparing its Financial Statements as of December 31, 1996, the Seller employed the following methodology which is consistent with generally accepted accounting principles and its past practice: (i) Seller only included inventories which it reasonably deemed to be of a quality and quantity usable or salable in the ordinary course of business and Seller excluded all inventories which it reasonably deemed to be slow-moving, discontinued or damaged except to the extent the same have been fully reserved for on such Financial Statements, and (ii) Seller only included items of inventory which it owned and now owns except for subsequent valid sales made in the ordinary course of business, for which sales either (i) the purchaser thereof has made full payment, or (ii) the purchaser's liability to make payment is reflected as an account receivable on the Seller's books. Except as disclosed on Schedule 3.7, no items included in the inventories have been pledged as collateral or are held by the Seller on consignment from another. All inventories are valued at the lower of cost or market, and cost is determined using the first in, first out ("FIFO") method, applied on a basis consistent with that of prior years and in accordance with generally accepted accounting principles. The foregoing provisions of this Section 3.7 shall not be deemed to be a guarantee, and the Seller does not guarantee, that any inventory will be sold.

    3.8 Customers and Sales. Schedule 3.8 is a complete and correct list of the top ten customers (by purchases from the Seller) of the Business for 1994, 1995 and 1996. The Seller has provided the Buyer with a complete and correct list of all customers of the Business that have made purchases from the Seller aggregating more than $5,000 in any year since December 31, 1994, together with summaries of the sales made to each customer for the year ending December 31, 1995 and 1996. To the best knowledge of the Seller and each of the Stockholders, no such customer of the Seller intends to cease doing business with the Seller, or materially decrease the amount of the business that it is presently doing with the Seller, where the effect of such customer's ceasing to do business with the Seller or materially decreasing the amount of its business with the Seller could have a material adverse effect on the Business.

    3.9 Permits; Intellectual Property. Schedule 3.9 sets forth an accurate list of all permits, licenses, franchises and certificates owned, held, licensed or otherwise used by the Seller in the Business (collectively, the "Permits") and all trademarks, trade names, service marks, patents, patent applications and copyrights owned, held or used by the Seller (collectively, the "Intellectual Property").

Such Permits and Intellectual Property are valid and in full force and effect. The Seller owns or possesses adequate rights to use (without making any payment or granting any right to any person in exchange) all Intellectual Property. There are no claims or proceedings pending or, to the best knowledge of the Seller and each of the Stockholders, threatened against the Seller asserting the infringement by the Seller of, and, to the best knowledge of the Seller and each of the Stockholders, the Seller has not infringed on, any trademark, service mark, copyright, patent, patent right or other proprietary right of any other person. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will cause a default under or alter or impair any rights under, or with respect to, any Permit or Intellectual Property.

    3.10 Real and Personal Property; Lease.

         (a)  Schedule 1.1(b) sets forth:

              (i) a complete and correct list and a substantially complete description of all the real property owned or leased by the Seller; and

              (ii) a complete and correct list of all tangible personal property leased by the Seller.

         (b) All tangible personal property used in the Business, whether owned or leased, is in good working order and condition, subject to ordinary wear and tear.

         (c) The Leases constitute all leases for real or personal property used in the Business. The Seller is not in default under any Lease and has not received or given any notice of default thereunder, and, to the best knowledge of the Seller and each of the Stockholders, no other party to any Lease is in default thereunder. The Seller has delivered to the Buyer complete and correct copies of all Leases. Each of the Leases is the legal, valid and binding obligation of the Seller and, to the best knowledge of the Seller and each of the Stockholders, the other parties thereto.

    3.11 Title, Sufficiency of Assets.

         (a) The Seller has good and marketable title to, or in the case of leased property, has valid leases under which it enjoys peaceful and undisturbed possession of, all of its properties and assets, including without limitation all those reflected in the Balance Sheet (except for properties or assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all mortgages, liens, pledges, charges or other encumbrances, except for mortgages, liens, pledges, charges or other encumbrances disclosed on Schedule 3.11.

         (b) The Assets, together with the property covered by the Asbury Road Lease and personal property leased by the Seller and listed on Schedule 1.1(b), are sufficient to enable the Buyer to operate and conduct the Business immediately after the Closing in substantially the same manner as the Business has heretofore been conducted by the Seller.

    3.12 Contracts.

         (a) The Contracts constitute all material contracts, commitments and similar agreements or arrangements, whether written or oral, relating to the Business to which the Seller is a party or by which it or its properties is bound (including without limitation employment agreements, joint venture or partnership agreements, contracts with any labor organizations, loan agreements, indemnity or guaranty agreements, noncompetition agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements).

         (b) The Seller has delivered to AFC and the Buyer complete and correct copies (including all amendments and other supplements thereto) of all written Contracts and an accurate and complete description of all oral Contracts.

         (c) The Seller has complied with all material commitments and obligations pertaining to the Contracts, the Seller is in not in material default under any Contract and has not received or given any notice of default thereunder, and, to the best knowledge of the Seller and each of the Stockholders, no other party to any Contract is in default thereunder.

         (d) Each of the Contracts is the legal, valid and binding obligation of the Seller and, to the best knowledge of the Seller and each of the Stockholders, the other parties thereto.

         (e) No Contract, singly or in the aggregate with one or more other Contracts, materially and adversely affects the business, operations, properties, assets or condition, financial or otherwise, of the Business.

    3.13 Labor Matters. The Seller is not bound by or subject to any agreement or arrangement with any labor union. None of the Seller's employees are represented by any labor union or covered by any collective bargaining agreement nor, to the best knowledge of the Seller and each of the Stockholders, is any organization campaign to establish such representation contemplated. Except as set forth on Schedule 3.13, there is no pending or, to the best knowledge of the Seller and each of the Stockholders, threatened, labor dispute involving the Business and the Business has not experienced any labor interruptions over the past three years. There are no unfair labor practice or other administrative or court proceedings pending or, to the best knowledge of the Seller and each of the Stockholders, threatened between the Seller, on the one hand, and the employees of the Business, on the other hand, nor, to the best knowledge of the Seller and each of the Stockholders, is there any basis for any such proceeding.

    3.14 Insurance. Schedule 3.14 sets forth an accurate description of all insurance policies carried by the Seller with respect to the Business. Such insurance is in full force and effect and shall remain in full force and effect through the Closing.

     3.15 Employees. Schedule 3.15.1 sets forth an accurate list of all employees of the Business, the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation) of each such person as of the date hereof and any increase therein since the Balance Sheet Date. The employees listed in Schedule 3.15.2 constitute, in the Seller's opinion, all of the individuals that have significant management or supervisory responsibilities with respect to the Business and its affairs and operations.

     3.16 Employee Benefit Plans. Schedule 3.16 sets forth an accurate schedule listing all employee benefit plans of the Seller, including without limitation any employment agreement and any pension, retirement, profit-sharing, bonus, stock option, incentive, deferred compensation, or welfare plan, contract, arrangement or practice, whether or not reduced to writing, in which one or more of the employees (including without limitation former employees and beneficiaries of employees or former employees) participates or is eligible to participate, together with a description of such plans, contracts, arrangements or practices, the classification of employees covered thereby and copies of such plans, arrangements and contracts and any trusts related thereto. Such plans include without limitation any employee benefit plan (as such term is described in Section 3(3) of ERISA) or any plan, practice or arrangement (whether or not reduced to writing) that constitutes a "fringe benefit" plan, vacation plan or policy, sick leave program, medical, disability or life insurance plan, agreement to pay severance or comparable benefits to any employee whose employment with the Seller is terminated (including without limitation those employment or other agreements that contain "golden parachute" provisions). The Seller has not established nor does it maintain any plan, program or arrangement to provide post-retirement medical benefits to any employee, former employee or beneficiary of an employee or former employee. All employee benefit plans listed on Schedule 3.16 which are subject to ERISA are in substantial compliance with ERISA and the regulations promulgated thereunder, as well as with, to the best of the knowledge of the Seller or each of the Stockholders, all other applicable federal, state and local statutes, ordinances and regulations.

     3.17 Qualified Plans. All plans listed on Schedule 3.16 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Schedule 3.16. Except as disclosed on Schedule 3.16, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including without limitation actuarial reports, audits and tax returns) have been timely filed or distributed, and copies thereof are included as part of Schedule 3.16. Neither the Seller nor any of the Stockholders nor such plan listed in Schedule 3.16 has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No such plan listed in Schedule 3.16 has incurred an "accumulated funding deficiency" (as such term is defined in Section 412(a) of the Code and Section 302(1) of ERISA); and the Seller has not incurred any liability for excise tax or penalty due to the Internal Revenue Service and has not incurred any liability to the Pension Benefit Guaranty Corporation. The Seller and each of the Stockholders further represents that:

          (a) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;

          (b) no plan listed in Schedule 3.16 subject to the provisions of Title IV of ERISA has been terminated;

          (c) there have been no "reportable events" (as such term is defined in Section 4043 of ERISA) with respect to any plan listed in Schedule 3.16; and

          (d) the Seller has incurred no liability under Section 4062 of ERISA or with respect to any "multi-employer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

     3.18 Litigation. Other than as set forth in Schedule 3.18, there are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of the Seller and each of the Stockholders, threatened against or affecting the Seller. Except as disclosed on Schedule 3.22, there have been no citations, fines or penalties assessed against the Seller relating to or affecting the Business under any Environmental Law that remain unpaid, and no such citations, fines or penalties have been assessed or threatened within the five-year period prior to the date hereof, or, to the best knowledge of the Seller and each of the Stockholders, are now being threatened, nor are there any administrative actions, suits, proceedings or investigations with respect to such matters pending or, to the best knowledge of the Seller and each of the Stockholders, threatened, nor, to the best knowledge of the Seller and each of the Stockholders, is there any basis therefor. The Seller is and has not been subject to any ruling, order, decree, judgment or writ entered into by any court, agency or other authority relating to or affecting the Business.

     3.19 Conformity with Law. The Seller has conducted and is conducting the Business in substantial compliance with all applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, rules and regulations, and is not in violation of any of the foregoing, which violation could reasonably be expected to materially and adversely affect the Business.

     3.20 Taxes.  [Intentionally omitted]

     3.21 Absence of Changes. Since the Balance Sheet Date, the Seller has carried on the Business in the ordinary course, and, without limiting the generality of the foregoing, there has not been:

          (a) any material adverse change in the financial condition or results of operations of the Business or any dividend, distribution or other payment or transfer of assets to or for the benefit of, directly or indirectly, any of the shareholders of the Seller (other than distributions in the ordinary course of business to enable the shareholders to pay income taxes attributable to them for the 1996 fiscal year of the Seller as a result of the Seller's S-corporation status and other than salary and employee benefits paid to or for the benefit of the Stockholders in the ordinary course of the Seller's business and consistent with Seller's past practices);

          (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Assets or the Business;

          (c) any increase in compensation in any form (including without limitation any increase in value of any benefits) payable or to become payable to any officer, director, employee, consultant or agent of the Seller, other than regularly scheduled pay increases in the ordinary course of business;

          (d) any work interruptions, labor grievances or claims filed, proposed law or regulation or any event or condition of any character materially adversely affecting the Business;

          (e) except in the ordinary course of business, either (i) any acquisition or disposition by the Seller of any assets or properties in a transaction with any officer, director or stockholder or any affiliate of any such person, or (ii) any acquisition or disposition by the Seller of any assets or properties in any other transaction with any other person;

          (f) any waiver by the Seller of any material rights or claims under any Contract;

          (g) any pledge, mortgage or other encumbrance with respect to any of the Assets, except for liens disclosed on Schedule 3.11 and other encumbrances which are discharged at or before Closing;

          (h) any amendment or termination of any Contract or Permit, or any breach by Seller of any Contract or Permit, in each case which amendment, termination or breach has or could reasonably be expected to have a material adverse effect of the Business;

               (i) any agreement or commitment by the Seller to do any of the foregoing; or.

               (j) a material change in the overall relationship or course of dealing between the Seller or any of its subsidiaries and their suppliers or customers, or action taken by the Seller or the Shareholders (including without limitation announcement, notice or otherwise) with respect to the Seller's or any of its subsidiaries' suppliers and customers, or action taken by suppliers and customers, which has had, or will likely have, a result which will render improbable or generally defeat the Buyer's ability to transact business with such customer or supplier in a manner which could, in the aggregate, have a material adverse effect on the Business.

    3.22 Environmental Matters.

         (a) Except as disclosed in Schedule 3.22, to the knowledge of the Seller or any of the Stockholders:

              (i) The Seller does not generate, manufacture, use, store, transport or have transported or dispose of, and has not in the past generated, manufactured, used, stored, transported or had transported or disposed of, Hazardous Materials, except in compliance with Environmental Laws.

              (ii) there are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance with Environmental Laws, or which may give rise to any common or legal liability or penalty, or otherwise form the basis of any claim, action, event, proceeding, hearing or investigation under or pursuant to Environmental Laws, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, release or threatened release of any Hazardous Materials;

              (iii) no underground storage tank (as such term is defined in Subchapter Nine of the Solid Waste Disposal Act) exists or has existed on or about the Facilities or the Assets; and

              (iv) the Seller is in material compliance with all Environmental Laws and no notice, request, investigation, administrative order, consent order, agreement, litigation or settlement is proposed, threatened, anticipated or in existence with respect to the violation of any federal, state, or local environmental law or regulation, the presence, suspected presence or potential presence of any Hazardous Material on or about the Facilities or the Assets from any source.

         (b) Notwithstanding any provision in this Agreement to the contrary, the representations and warranties set forth in this Paragraph 3.22 shall be the sole and exclusive representations given by the Seller and the Stockholders with respect to environmental matters, compliance with Environmental Laws, and environmental conditions on, at, under, emanating from or affecting the Facilities, the Assets or the Business.

         (c) For the purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Environmental Laws" shall mean the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 USC Section 9601, et seq., the Solid Waste Disposal Act as amended by the Resource Conversation and Recovery Act ("RCRA"), 42 USC Section 6901, et seq., the Federal Water Pollution Control Act

 ("FWPCA"), 33 USC Section 1251 et seq.,
the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Toxic Substances Control Act (TSCA"), 15 USC Section 2601, et seq., the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA"), the Spill Compensation Control Act, N.J.S.A. 58:10-23.11a et seq., the Solid Waste Management Act 13:1E-1 et seq., the New Jersey Underground Storage of Hazardous Substances Act, as amended, N.J.S.A. 58:10A-21 et seq., the New Jersey Water Pollution Control Act, as amended, N.J.S.A. 58:10A-1 et seq., the Air Pollution Control Act, as amended, N.J.S.A. 26:2C-1 et seq., the Hazardous Discharge Site Remediation Act, N.J.S.A. 58:10B-1 et seq., as the same are in effect at the time of the Closing. Solely for the purposes of Sections 8.4, 8.5 and 9.3(c) of this Agreement, Environmental Laws pursuant to the preceding sentence shall mean such laws defined as Environmental Laws pursuant to the preceding sentence, together with any amendments to the same adopted, enacted or promulgated after the Closing.

         "Hazardous Materials" shall mean asbestos, asbestos-containing materials, polychlorinated biphenyls, oil and other petroleum hydrocarbons or other substances which, as of the Closing, shall be listed or defined as hazardous substances or hazardous wastes pursuant to Environmental Laws.

         "to the knowledge of the Seller or any of the Stockholders" (or terms or similar import) shall mean the actual personal knowledge of Daniel
M. DiCarlo, Gilman J. Hallenbeck or George Duve.

    3.23 Certain Transactions. Except for that certain lease for the use of the Seller's facility located at 60 Asbury Road, Hackettstown, New Jersey (the "Asbury Road Facility") between NUJA Realty Corp. and the Seller, none of the directors, officers or salaried employees of the Seller, or any relative by blood or marriage or affiliate of any of the foregoing, is currently a party to any material transaction with the Seller (other than for services as employees, officers and directors), including without limitation any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from, any such person, or any corporation, partnership, trust or other entity in which such personal has a substantial interest or is an officer, director, trustee or partner, or any officer, director or employee of such an entity.

    3.24 Brokers and Finders. Neither the Seller nor any of the Stockholders nor any officer, director or employee of the Seller has incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

    3.25 Completeness. The copies of all leases, instruments, agreements, licenses, permits, certificates or other documents which are included on schedules attached hereto or have been delivered to AFC or the Buyer in connection with the transactions contemplated hereby are complete and correct.

    3.26 Disclosure. This Agreement and the schedules hereto and all other documents and information furnished to AFC and the Buyer and their representatives pursuant hereto do not and will not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.27 Flood Hazards. Except as described on Schedule 3.27, no portion of any of the Facilities is located within a flood plain, flood prone area, special or moderate flood or mudslide hazard area or the like, as so designated by any applicable flood hazard boundary map, flood insurance rate map, or any similar map or plat issued or controlled by the U.S. Department of Housing & Urban Development under the Federal Flood Disaster Protection Act of 1973, as amended, National Flood Insurance Act of 1968, as amended, or pursuant to any other national, state or local flood insurance program.

    3.28 Warranty Claims.  The schedule of warranty expenses as described in
Schedule  3.28 is true and correct.

    3.29 Products Liability. Except as disclosed on Schedule 3.29, neither the Seller nor any subsidiary thereof nor anyone acting for or on their behalf has, in the preceding five years, paid any amount or damages to any third party for deaths of or injuries to persons or damage to property, or for breach of warranty in excess of $25,000.00 arising out of any alleged defect in quality, materials, workmanship or design of any of their products sold or services performed.

    3.30 UL Listed. The Seller has currently effective Underwriters Laboratories Listings and CSA Listings for certain of its inventory and has supplied the Buyer with copies of all certificates related thereto.

    3.31 Minimum Value of Assets. [Intentionally omitted.]

    3.32 Schedules. Any information set forth in any Schedule and attached to this Agreement or incorporated in any Section of this Article 3 or any other Article shall be considered to have been set forth in each other Schedule to this Agreement.

    3.33 Limitation of Warranties. OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLER IN THIS ARTICLE 3 OR IN ANY COLLATERAL AGREEMENT, THE SELLER MAKES NO REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS.

4.   REPRESENTATIONS OF AFC AND THE BUYER.

AFC and the Buyer jointly and severally make the following representations and warranties.

    4.1 Due Organization. Each of AFC and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and is duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on its business in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business, operations, assets, properties or condition, financial or otherwise, of AFC on a consolidated basis. AFC has delivered to the Seller complete and correct copies of the Certificates of Incorporation and By-laws of AFC and the Buyer.

    4.2 Authorization. Each of AFC and the Buyer has all corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be delivered pursuant to this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by AFC and the Buyer of this Agreement and the consummation of the transactions contemplated hereby by AFC and the Buyer have been duly and validly authorized by all necessary corporate action on the part of AFC and the Buyer. This Agreement has been duly executed and delivered by each of AFC and the Buyer and constitutes the valid and binding obligation of each of them, enforceable in accordance with its terms.

    4.3  No Conflicts; Approvals.

         (a) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby by AFC and the Buyer will (i) conflict with or result in a breach of any provision of the certificate of incorporation or by-laws of AFC or the Buyer, (ii) result in any conflict with, breach of, or default (or give rise to any right to termination, cancellation or acceleration or loss of any right or benefit) under or require any consent or approval which has not been waived or obtained prior to the Closing with respect to any of the terms, conditions or provisions of any indenture, lease, agreement, permit, license, judgment or other instrument to which AFC or the Buyer is a party or by which AFC or the Buyer or any of their respective properties may be bound, or (iii) violate any order, law, rule or regulation applicable to AFC or the Buyer or by which AFC or the Buyer or any of their respective properties is bound.

         (b) No action, consent or approval by, or filing by AFC or the Buyer with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body or any other person, is required in connection with the execution and delivery by AFC or the Buyer of this Agreement or the consummation by AFC and the Buyer of the transactions contemplated hereby, except any filing, consent or approval that has been made or obtained prior to the Closing.

    4.4 Brokers and Finders. Neither AFC nor the Buyer nor any of their respective officers, directors or employees has employed any broker, agent or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

5.   COVENANTS.

The Seller and each of the Stockholders make the following covenants.

    5.1 Access and Cooperation. During the period from the date hereof through the Closing, the Seller will afford to AFC and the Buyer and their authorized representatives reasonable access to all of the Seller's sites, properties, books and records, will furnish AFC and the Buyer with such additional financial and operating data and other information as to the Business as AFC and the Buyer may from time to time reasonably request and will make available, upon the reasonable request of AFC and the Buyer, the officers and employees of the Seller to confer with AFC and the Buyer about the Business.

    5.2 Conduct of Business Pending Closing. During the period from the date hereof through to Closing, the Seller will, and each of the Stockholders will cause the Seller to:

         (a) carry on the Business in substantially the same manner as it has heretofore been carried on and, without limiting the generality of the foregoing, not introduce any material new method of management, operation or accounting;

         (b) maintain its properties, facilities and equipment, including without limitation those held under leases, in good working order and condition, ordinary wear and tear excepted;

         (c) perform all of its material obligations under leases and greements relating to or affecting the Business;

         (d) keep in full force and effect present insurance policies or other comparable insurance coverage with comparable insurers;

         (e) use its reasonable efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with suppliers, customers and others with whom it has business relationships;

         (f) use its reasonable efforts to maintain compliance with all permits, laws, rules and regulations, consent orders, and similar requirements; and

         (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments and not make any payments of principal, interest, fees or other charges in respect of its indebtedness for borrowed money or with respect to any environmental liabilities after December 31, 1996.

    5.3 Prohibited Activities. During the period from the date hereof to the Closing, the Seller will not, and each of the Stockholders will cause the Seller not to:

         (a) except as provided in Section 5.8 below, take, or permit or suffer to be taken, any action which is represented and warranted in Section
3.21 (c), (e), (f), (g), (h) (I) or (j) not to have occurred since the Balance Sheet Date; or

         (b) enter into any contract or commitment or incur or agree to incur any liability except in the normal course of business or make capital xpenditures in excess of $10,000 in the aggregate (other than its ommitment to purchase a 16-cavity mold as to which the Seller has reviously provided the Buyer with a description of the nature of its ommitment).

    5.4  No Shop.  Neither the Seller nor any of the Stockholders will, and neither will they permit, any agent, officer, director or any representative of any of the foregoing to, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms hereof, directly or indirectly, (i) solicit or initiate the submission of proposals or offers from any person for, (ii) participate in any discussions pertaining to, or
(iii) furnish any information to any person other than AFC or the Buyer relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, the Seller or a merger, consolidation or business combination of the Seller.

    5.5 Key Employees. The Seller shall cooperate with the Buyer in, and will not interfere with the Buyer's efforts to employ those employees of the Business listed on Schedule 3.15.2 following the Closing.

    5.6 Schedules. The Seller may revise or supplement any one or more Schedules to this Agreement (any such revision or supplement being herein called a "New Schedule") at any time at or prior to the Closing Date to reflect information that either (i) existed on the date hereof and should have been included on one or more Schedules but was not, or (ii) came into existence after the date hereof and would have been required to be disclosed on one or more Schedules if such information was in existence on the date hereof.

    5.7 Public Announcements. Except as required by applicable law, neither the Seller, AFC nor the Buyer shall make any disclosure or public announcement in respect of this Agreement or the transactions contemplated hereby until after the Closing Date, except for announcements by the Seller to its employees. If AFC is required by applicable law to make a public announcement in respect of this Agreement or the transactions contemplated hereby, it will consult with the Seller concerning the content of the announcement and will give the Seller at least one (1) day prior notice of such announcement.

    5.8 Tax Dividends. Anything in this Agreement to the contrary notwithstanding, prior to the Closing the Seller shall have the right to declare and pay cash dividends on its common stock in an aggregate amount which does not exceed the product of the Company's net income for 1996 and the period between January 1, 1997 and the Closing Date multiplied by the combined highest federal and state marginal tax rate applicable to any Stockholder (less the aggregate amount of any distributions previously made to the Stockholders with respect thereto).

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER.

         The obligation of the Seller to consummate the transactions contemplated hereby is subject to the satisfaction, prior to or at the Closing, of each of the following conditions, any of which may be waived by the Seller.

    6.1 Representations and Warranties; Performance of Obligations. All representations and warranties of AFC and the Buyer contained in this Agreement shall be true and correct at and as of the Closing with the same force and effect as though made at and as of the Closing; all of the terms, covenants and conditions of this Agreement to be complied with, performed and satisfied by AFC and the Buyer at or before the Closing shall have been complied with, performed and satisfied; and a certificate to the foregoing effect dated the Closing Date and signed by a duly authorized officer of AFC shall have been delivered to the Seller.

    6.2 Proceedings Satisfactory. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto shall be reasonably satisfactory to the Seller, the Stockholders and their counsel.

    6.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated hereby or to impose any remedy, condition or restriction unacceptable to the Seller and the Stockholders in their reasonable judgment.

    6.4 Asbury Road Lease. The Buyer and AFC shall have executed and delivered to NUJA Realty Corp. a lease with respect to the property located at the Asbury Road Facility substantially in the form of Exhibit IV, which lease is for a period of 2 years following the Closing Date with two subsequent options of two years each (triple net) and an annual lease amount of $120,000.00, and which lease or a summary thereof shall be recorded within 10 days after the Closing (the "Asbury Road Lease").

    6.5 Escrow Agreement. AFC, the Buyer and the Escrow Agent shall have executed and delivered to the Seller the Escrow Agreement.

    6.6 Employment Agreement. The Buyer shall have executed and delivered to each of DiCarlo and Duve an employment agreement on terms and conditions reasonably satisfactory to the parties thereto.

    6.7 Assumption Agreement. AFC and the Buyer shall have executed and delivered to the Seller the Assumption Agreement.

    6.8 Opinion of Counsel. The Seller shall have received a favorable opinion from Hinckley, Allen & Snyder, counsel to AFC and the Buyer, dated the Closing Date, substantially in the form of Exhibit V.

    6.9 Incumbency Certificate. The Buyer shall deliver to the Seller Certificates of Incumbency for the officers of the Buyer.

    6.10 Good Standing. AFC and the Buyer shall deliver to the Seller a Certificate of Existence and Good Standing of AFC and the Buyer from the Secretary of State of the State of their organization, dated the most recent practical date prior to Closing Date but in any event at most 30 days prior to the Closing Date.

    6.11 Compliance with ISRA

    The Seller shall have received from the NJDEP pursuant to ISRA any of the following: (i) written approval of Seller's Remedial Action Workplan for the Hackettstown Facility (ii) a no further action letter as such term is defined under ISRA, advising that the Seller has satisfied the requirements of ISRA with respect to the Hackettstown Facility and the transaction contemplated by this Agreement; or (iii) a Remediation Agreement, as such term is defined under ISRA, authorizing the completion of the transaction contemplated by this Agreement.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF AFC AND THE BUYER.

The obligation of AFC and the Buyer to consummate the transactions contemplated hereby is subject to the satisfaction, prior to or at the Closing, of each of the following conditions, any of which may be waived by AFC and the Buyer.

    7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Seller and each of the Stockholders contained in this Agreement shall be true and correct at and as of the Closing with the same force and effect as though made at and as of the Closing; all of the terms, covenants and conditions of this Agreement to be complied with, performed and satisfied by the Seller or the Stockholders at or before the Closing shall have been complied with, performed and satisfied; and a certificate to the foregoing effect dated the Closing Date and signed by the Seller and each of the Stockholders shall have been delivered to AFC and the Buyer.

    7.2 Proceedings Satisfactory. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto shall be reasonably satisfactory to AFC, the Buyer and their counsel.

    7.3 No Litigation. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the consummation of the transactions contemplated hereby or to impose any remedy, condition or restriction unacceptable to AFC and the Buyer in their reasonable judgment.

    7.4 No Material Adverse Change. Since the Balance Sheet Date, no material adverse change in the results of operations or the financial condition of the Business shall have occurred, and there shall not have been any material loss or damage to any property or assets of the Business, whether or not covered by insurance; and a certificate to the foregoing effect dated the Closing Date and executed by the Seller and each of the Stockholders shall have been delivered to AFC and the Buyer.

    7.5 The Bill of Sale. The Seller shall have executed and delivered to the Buyer the Bill of Sale.

    7.6  Assumption Agreement.  [Intentionally omitted.]

    7.7 The Asbury Road Lease. NUJA Realty Corp. shall have executed and delivered to the Buyer the Asbury Road Lease.

    7.8 Escrow Agreement. The Seller and the Escrow Agent shall have executed and delivered to AFC and the Buyer the Escrow Agreement.

    7.9 Employment Agreement. DiCarlo and Duve shall have executed and delivered to the Buyer their respective employment agreements.

    7.10 Lien Search. The Seller shall have delivered to the Buyer a lien search of all Assets of the Seller and each of its subsidiaries showing the names and addresses of all persons holding liens, mortgages or other encumbrances against the Assets and describing such interests, to be delivered not later than 20 days prior to the Closing Date.

    7.11 Release of Liens. All liens encumbering the Assets shall have been released and discharged and financing statement terminations, or other appropriate instruments evidencing such release and discharge, shall have been provided to Buyer in form suitable for filing.

    7.12 Consents. The Seller shall have obtained all required consents of, and made all required filings with, any governmental authority or agency and any other person or entity relating to sale of the Assets to the Buyer and the consummation of the transactions contemplated hereby.

    7.13 Key Employees.  [Intentionally omitted.]

    7.14 Purchase of Leased Equipment. The Seller shall have purchased or shall have a commitment from the lessor thereof to transfer to the Buyer as part of the Assets, free and clear of any liens, pledges, security interests or other encumbrances, the equipment referenced in Schedule 1.1(b), currently leased and capitalized by the Seller, at no cost or expense to the Buyer. With respect to leased equipment not capitalized by the Seller, the Seller shall have obtained the consent of the lessor thereof to the transfer of the rights of the Seller to the Buyer under any such leases, together with an estoppel certificate satisfactory in form and substance to the Buyer with respect to the validity of each such lease and the non-existence of any defaults thereunder.

    7.15 Opinion of Counsel, AFC and the Buyer shall have received a favorable opinion of McCarter & English, counsel to the Seller and the Stockholders, substantially in the form of Exhibit V.

    7.16 Resolutions.  The Seller shall deliver to the Buyer a copy of resolutions duly adopted by the Seller's stockholders and directors authorizing and approving the performance of the transactions contemplated herein and the execution and delivery of the documents described herein, and appointing a representative of the Seller to act on the Seller's behalf, certified as true and of full force as of the Closing Date by an officer of the Seller.

    7.17 Certificate as to Representations and Warranties. [Intentionally omitted.]

    7.18 Incumbency Certificate. The Seller shall deliver to the Buyer Certificates of Incumbency for the officers of the Seller and for the Stockholders making certifications as of the Closing Date.

    7.19 Good Standing. The Seller shall deliver to the Buyer a Certificate of Existence and Good Standing of the Seller and any subsidiaries from the Secretary of State of the State of their organization, dated the most recent practical date prior to Closing Date but in any event at most 30 days prior to the Closing Date.

    7.20 Use of Name and Marks. The Seller shall execute and deliver to the Buyer an appropriate instrument granting to the Buyer all of the Seller's and its subsidiaries' right to use those names and marks as described in subsections 1.1(d) and Section 8.1.

    7.21 Required Consents. The Seller shall deliver to the Buyer any consents required by any third parties which are material to the transactions contemplated herein.

    7.22 Environmental Audits.  [Intentionally omitted]

    7.23 Insurance Certificates. The Seller shall deliver to the Buyer a certificate of insurance evidencing the existence and continuing existence of products liability insurance covering claims for products sold by the Seller and its subsidiaries prior to the Closing Date.

    7.24 Insurance Endorsements.  [Intentionally omitted.]

    7.25 Benefit Plans.  The Seller shall deliver to the Buyer appropriate adoption, transfer and policy documents with respect to any plan, trust, or policy related to any employee 401(k) or health and welfare plan which the Buyer assumes, adopts or continues.

    7.26 Other Documents. The Seller shall deliver to the Buyer such other instruments and documents as are reasonably necessary or reasonably requested by the Buyer to transfer the Assets and to effect the transactions contemplated herein.

     7.27 New Schedules. No New Schedule shall have been provided by Seller containing information which the Buyer, in its sole discretion, deems material to its decision as to whether the consummate the transactions contemplated hereby.

     7.28 Compliance with ISRA.

     The Seller shall have received from the NJDEP pursuant to ISRA any of the following: (i) written approval of Seller's Remedial Action Workplan for the Hackettstown Facility (ii) a no further action letter as such term is defined under ISRA, advising that the Seller has satisfied the requirements of ISRA with respect to the Hackettstown Facility and the transaction contemplated by this Agreement; or (iii) a Remediation Agreement, as such term is defined under ISRA, authorizing the completion of the transaction contemplated by this Agreement, and Buyer shall be satisfied, in its sole discretion, with the terms and conditions thereof.

8.  COVENANTS AFTER THE CLOSING.

     8.1 Change of Name. The Seller shall, effective immediately following the Closing, change its name to a name not using "Area Lighting Research" and otherwise reasonably satisfactory to AFC and the Buyer. The Seller shall cooperate with the Buyer to allow the Buyer to change its name to "Area Lighting Research, Inc." immediately following the Closing. The Seller and each of the Stockholders acknowledge and agree that the Buyer will acquire as part of the Assets the exclusive use of the name "Area Lighting Research, Inc." and that neither the Seller nor any of the Stockholders will use that name or any similar name subsequent to the Closing.

     8.2 Further Assurances. From time to time after the Closing, at the request of the Buyer or the Seller and without further consideration, the Seller, each of the Stockholders and the Buyer shall execute and deliver any further instruments and take such other action as may be reasonably requested to vest or confirm in the Buyer title to the Assets or otherwise carry out the transact ions contemplated hereby.

     8.3  Books and Records.

          (a) Access by Buyer. The Seller shall maintain all of its books and records not transferred to the Buyer as part of the Assets for the period of time required by law and shall provide the Buyer with access to, or copies of, such books and records as the Buyer may from time to time reasonably request and shall further comply with its obligations with respect thereto set forth in
Section 1.2(b) hereof.

          (b) Access by Seller. The Buyer shall maintain all books and records transferred to the Buyer as part of the Assets for the period time required by law and shall provide the Seller with access to, or copies of, such books and records as the Seller may from time to time reasonably request. Reasonable access during normal business hours to books and records relating to the Assets that are transferred by the Seller to the Buyer shall be given to the Seller as may be reasonably necessary for financial reporting and accounting purposes, the
preparation and filing of tax returns or the defense of any tax claim or assessment by the Seller.

     8.4  Environmental Matters

          (a) Subject to Section 9.3 of this Agreement, the Seller shall take all actions at its sole and cost and expense that are required by the NJDEP to satisfy the Seller's obligations pursuant to the Environmental Settlement Agreements and to achieve full Compliance with ISRA, including, without limitation, the maintenance of any Institutional Controls and/or Engineering Controls required or approved by the NJDEP pursuant to the Environmental Settlement Agreements or ISRA.

          (b) The Seller shall have the sole and exclusive right to prepare, submit to the NJDEP or other Governmental Authority, and negotiate any investigative or remedial activities proposed to be undertaken by the Seller pursuant to this Section 8.4, the Environmental Settlement Agreements or ISRA, it being agreed that the scope, extent and method of any such activities are matters to be agreed upon by and between the Seller and the NJDEP or other Governmental Authority exercising jurisdiction over the matter. AFC and the Buyer hereby authorize the Seller at Seller's sole cost and expense (and its employees, representatives, contractors or consultants) to take any and all actions at, on or under the Hackettstown Facility that, in the Seller's judgment, are necessary or advisable to comply with the requirements of the NJDEP pursuant to the Environmental Settlement Agreements or ISRA at the lowest cost to the Seller, provided that such actions are approved by the NJDEP and such actions do not unreasonably interfere with the Buyer's day-to-day operation of the Business. Without in any way limiting the scope or generality of the foregoing, AFC and the Buyer hereby specifically authorize the Seller at Seller's sole cost and expense (and its employees, representatives, contractors or consultants) to (i) install wells or systems for monitoring or remediation of soil or groundwater at the Hackettstown Facility, including, without limitation, above-ground or underground wells, pipes, hoses or other equipment for the transfer or treatment of groundwater at or emanating from such facility; (ii) employ in-situ chemical oxidation technology to remediate groundwater at or emanating from such facility; (iii) use any alternative soil or groundwater cleanup standard or criteria (including non-residential cleanup criteria, natural remediation criteria or Classification Exception Areas) in determining the extent of the remediation of soil or goundwater at or emanating from such facility; and (iv) use engineering or institutional controls (as such terms are defined under ISRA) to address any environmental conditions on, at, under, emanating from or effecting such facility. Neither AFC nor the Buyer shall propose, recommend or otherwise seek to secure the agreement of the NJDEP or any other Governmental authority to any investigative or remedial activities other than measures approved in writing by the Seller unless AFC and the Buyer shall have agreed in a writing satisfactory in form and substance to the Seller or the Stockholders that the Buyer shall be responsible for all material incremental costs (including, without limitation, capital, operation and maintenance, design, engineering, consulting or treatment, storage or disposal fees or costs) associated with such measure.

          (c) Following the Closing, AFC and the Buyer shall provide the Seller (and its employees, representatives, contractors and consultants) with access to the Hackettstown Facility as reasonably necessary to enable the Seller to conduct any action undertaken by the Seller or required by the NJDEP under this Section 8.4, the Environmental Settlement Agreements or ISRA. To the extent consistent with the requirements of the NJDEP, the Seller shall schedule the performance of investigative or remedial activities at the Hackettstown Facility so as not to unreasonably interfere with the Buyer's day-to-day operations at such facility. The Seller shall give the Buyer at least five (5) days' prior notice (or such shorter notice as shall be necessary for the Seller to comply with any order or directive of the NJDEP or any other applicable Governmental authority) of the Seller's initiation of any investigative or remedial activities at the facility. AFC or the Buyer (or their employees, representatives, contractors or consultants) may, at their expense, observe all environmental tests, studies, and remedial work performed at the Hackettstown Facility by the Seller and take split samples of the Seller's soil and groundwater sampling.

          (d) Neither AFC nor the Buyer shall unreasonably interfere with any investigative or remedial activities undertaken by the Seller in accordance with this Section 8.4, the Environmental Settlement Agreements or ISRA. Without limiting in any way the generality of the foregoing, neither AFC nor the Buyer shall remove or disturb any structure or equipment required as part of any remedial action employed or installed by the Seller at the Hackettstown Facility in accordance with this Section 8.4, the Environmental Settlement Agreements or ISRA, including, without limitation, the existing monitoring wells at such facility. AFC and the Buyer shall permit the storage at the Hackettstown Facility of equipment and materials necessary to perform such investigative or remedial activities or of excavated soils and groundwater extracted in the course of sampling, monitoring, well development, hydraulic testing or remediation activities until the proper and lawful disposal of such material or until such soil is re-used at the Hackettstown Facility, provided that such storage or reuse is in accordance with applicable Environmental Laws and that such material shall be located as reasonably directed by the Buyer so as not to unreasonably interfere with the Buyer's use of such facility.

          (e) During the period in which the Buyer occupies the Hackettstown Facility, the Seller shall deliver to the Buyer copies of any analytical data, environmental reports, correspondence, directives, orders, and other documents submitted by the Seller to or received by the Seller from the NJDEP or other applicable Governmental Authority in connection with any action undertaken by the Seller pursuant to this Section 8.4, the Environmental Settlement Agreements or ISRA within ten (10) days after the receipt or submission of the same by the Seller. If the Buyer at any time prior to Seller's satisfaction of its obligations under Section 8.4(a) hereof with respect to the Environmental Settlement Agreements or ISRA reasonably believes on the basis of such documents that the Seller is failing or unreasonably refusing to perform a material obligation required by the NJDEP under the Environmental Settlement Agreement or ISRA, the Buyer may notify the Seller thereof in writing, which notice shall identify with specificity such obligation and the basis for the Buyer's belief that the Seller is failing or unreasonably refusing to satisfy the same. The Seller shall respond to the Buyer's notice in writing within ten (10) days of Seller's receipt of the same. If the Buyer is not satisfied with Seller's response, the Buyer shall so notify the

Seller in writing within ten (10) days of Buyer's receipt of such response and the parties shall negotiate in good faith for a period of ten days following Seller's receipt of Buyer's written notice (or for such longer period as the parties may mutually agree upon in writing) to attempt to resolve such dispute. If the parties are unable to resolve such dispute, or the Seller is unable to secure a written statement from the NJDEP that the Seller is in compliance with the obligation identified by the Buyer or that the NJDEP has waived the requirement for the Seller to comply with such obligation, the Buyer shall have the right, within ten (10) days of the termination of the negotiation period, to notify the NJDEP in writing (with a copy to the Seller) of such dispute. In the event the NJDEP in response to such notice issues a written determination that Seller has not complied with such obligation, the Buyer shall have the right to perform the actions required by the NJDEP to satisfy such obligation unless the Seller (i) performs such actions within the time period specified by the NJDEP, or (ii) successfully contests such NJDEP determination. If the Buyer performs any such actions required by the NJDEP pursuant to the preceding sentence, the Seller shall promptly reimburse the Buyer for the reasonable costs incurred by the Buyer to perform such actions upon the Seller's receipt of a written statement from the Buyer specifying in reasonable detail the actions performed by the Buyer and itemizing the costs incurred by the Buyer to perform the same.

          (f) Unless otherwise disclosed on Schedule 3.22, the Seller and each of the Stockholders shall: (i) provide immediate written notice to the Buyer if any Hazardous Material is, to their knowledge, incident on or about the Facilities or the Assets; (ii) provide immediate written notice to the Buyer along with a photocopy thereof of any action, orders, requests, notifications or other written or verbal communication from any agency relating to the presence, suspected presence or potential presence or the discharge, release or threatened release of any Hazardous Material on or about the Facilities or the Assets from any source of which they have knowledge; and (iii) provide immediate written notice to the Buyer in the event that, to the knowledge of the Seller or any of the Stockholders, the Facilities or Assets (A) are not in full compliance with the requirements of any of the Environmental Laws, (B) are subject to a federal or state investigation evaluating whether any remedial action is needed to respond to the discharge, release or threatened release of any Hazardous Material on or about the Facilities or the Assets, (C) are subject to a federal, state or local lien in connection with remedial action needed or taken to respond to any Hazardous Material, or (D) are subject of claims made or threatened by any third party pursuant to Environmental Laws against the Seller, any subsidiary thereof, any of the Stockholders, the Facilities or the Assets relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Material on or about the Facilities or Assets.

          8.5  Compliance with Environmental Laws

          AFC and the Buyer shall take all actions at their sole cost and expense required to comply with all Environmental Laws applicable to the use by the Buyer of the Hackettstown Facility or the Buyer's operations at such facility. Without limiting in any way the generality of the foregoing, in the event of (i) the termination of the Asbury Road Lease or other cessation of operations by the Buyer at the Hackettstown Facility; or (ii) any transfer of ownership or operations (as such term is defined under ISRA) effected by AFC or the Buyer prior to the termination of the Asbury Road Lease, AFC and the Buyer shall take all actions that are required to achieve Compliance with ISRA.

          8.6  Employees of Seller.

          Immediately following the Closing, the Buyer shall offer at will employment to all of the employees of Seller on substantially the same terms and conditions as those provided by Seller prior to the Closing except to the extent that any term or condition has not been disclosed to Buyer pursuant to the terms hereof. The foregoing commitment is provided to Seller solely for its benefit and shall not be deemed to create a third party beneficiary relationship with any such employee.

9.  INDEMNIFICATION.

          9.1  Survival of Covenants, Representations and Warranties.

          (a) The covenants, representations and warranties of the Seller and each of the Stockholders contained herein (including this Section 9) and in the certificates and other documents delivered in connection herewith, including, without limitation, any information provided in any New Schedule provided pursuant to Section 5.5, shall survive the Closing for a period of 18 months from the Closing Date, provided that the indemnity relating to Taxes set forth in Section 9.2 (d) shall survive until the expiration of the applicable statutes of limitations for such Taxes (including any extensions thereof), provided further that the covenants of the Seller set forth in
Section 8.4 (a), (b), (c) and (d) of this Agreement, shall survive forever, and the covenants of the Seller set forth in Section 8.4 (e) and (f) of this Agreement shall survive until the expiration or termination of the Asbury Road Lease, and provided further that the representations and warranties of the Seller and the Stockholders set forth in Section 3.22 of this Agreement shall survive the Closing for a period of 36 months from the Closing Date and provided further that covenants, representations and warranties with respect to which a claim is made within the applicable survival period shall survive until such claim is finally determined and paid.

          (b)  The covenants of AFC and the Buyer set forth in Section 8.4
(b), (c) and (d) of this Agreement shall survive until Seller has satisfied its obligations under Section 8.4 (a) hereof. The covenants of AFC and the Buyer set forth in Section 8.5 of this Agreement shall survive for a period of 36 months following the expiration or termination of the Asbury Road Lease, provided, however, that the covenant of AFC and the Buyer to comply with ISRA pursuant to Section 8.5 shall survive for a period of 36 months following the expiration or termination of the Asbury Road Lease or until AFC and the Buyer achieve Compliance with ISRA (to the extent such compliance is required under Section 8.5), whichever is later. The representations, warranties and all other covenants of AFC and the Buyer made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing for a period of 18 months following the Closing Date; provided however, that claims for indemnification under Section 9.3(c) with respect to such covenants, representations and warranties may be brought for a period of 36 months following the expiration of the Asbury Road Lease and provided, however, that such covenants, representations and warranties with respect to which a claim is made within such period shall survive until such claim is finally determined and paid.

          (c) No claim for indemnification may be made with respect to a covenant, representation or warranty after the expiration of the applicable survival period, other than claims based on intentional fraud.

     9.2  General Indemnification by the Seller and the Stockholders.
The Seller and each of the Stockholders (each in the capacity as an indemnifying party pursuant to this Section 9.2 and Sections 9.4 and 9.5, a "Seller Indemnifying Party") covenant and agree that they will jointly and severally indemnify, defend, protect and hold harmless each of AFC and the Buyer (each in the capacity as an indemnified party pursuant to this Section
9.2 and Sections 9.4 and 9.5, a "Buyer Indemnitee" from and against all losses, claims, damages, actions, suits proceedings, demands, assessments, adjustments, costs and expenses (including without limitation reasonable attorneys' fees and expenses of litigation and investigation) (collectively "Damages"), from and after the date of this Agreement until the expiration of the period of limitations applicable thereto and provided for herein as a result of or incident to:

          (a) any breach of any representation or warranty of the Seller or any of the Stockholders set forth herein or in any certificate or other document delivered in connection herewith (except for any breach of the representations made in Section 3.6, for which a remedy is provided in
Section 1.7(b)), after giving effect to any information provided in any New Schedule provided pursuant to Section 5.5;

          (b) any breach or nonfulfillment of, or noncompliance by the Seller or any of the Stockholders with, any covenant, agreement or obligation contained herein or in any certificate or other document delivered in connection herewith;

          (c) the ownership of the Assets and the operation of the Business prior to the Closing;

          (d) any Taxes of any kind to which the Seller has been, is or may be subject, including, without limitation, those Taxes relating to or arising in connection with the transfer of the Assets to the Buyer;

          (e) any liability or obligation of, or any claim against, the Seller not expressly assumed by the Buyer pursuant to the terms hereof, including without limitation the liabilities and obligations described in
Section 1.4;

          (f) any failure to comply with any so-called "bulk sales law" or other similar law in any jurisdiction in respect of the transactions contemplated hereby;

          (g) any (i) product liability claim with respect to any products sold or manufactured in connection with the operation of the Business by the Seller on or before the Closing Date, and (ii) any product warranty claim with respect to products sold by the Seller prior to the Closing Date if, after giving effect thereto, the aggregate of all such product warranty claims paid by Buyer would exceed $20,000 per calendar year; and

          (h) without limiting the foregoing provisions, any failure by the Seller, the Stockholders or any predecessor of the Seller to comply with the provisions of Section 8.4 or any breach by the Seller or the Stockholders of the representations and warranties set forth in Section
3.22 of this Agreement.

     9.3 Indemnification by AFC and the Buyer. AFC and the Buyer (each in the capacity as an indemnifying party pursuant to this Section 9.3 and Sections 9.4 and 9.5, a "Buyer Indemnifying Party"; each Buyer Indemnify Party and each Seller Indemnifying Party being sometimes herein collectively referred to as an "Indemnifying Party") covenant and agree that they will jointly and severally indemnify, defend, protect and hold harmless the Seller and each of the Stockholders (each in the capacity as an indemnified party pursuant to this Section 9.3 and Sections 9.4 and 9.5, a "Seller Indemnitee; each Seller Indemnitee and each Buyer Indemnitee being sometimes herein collectively referred to as an "Indemnitee") at all times from and after the date of this Agreement from and against all Damages as a result of or incident to:

          (a) any breach of any representation or warranty of AFC or the Buyer set forth herein or in any certificate or other document delivered in connection herewith (as if such representation or warranty would read if all qualifications as to materiality and knowledge were deleted from it);

          (b) any breach or nonfulfillment by Buyer or AFC of, or noncompliance by Buyer or AFC with, any covenant, agreement or obligation contained herein or in any certificate or other document delivered in connection herewith;

          (c) any failure by the Buyer or AFC to comply with all Environmental Laws with respect to the operation of the Business at the Hackettstown
Facility during the period in which it occupies the Hackettstown Facility under the Asbury Road Lease or any failure by the Buyer or AFC to comply with their obligations pursuant to Sections 8.4 and 8.5 of this Agreement;

          (d) any product liability claim or product warranty claim made with respect to any products sold by the Buyer after the Closing Date;

          (e) any product warranty claim made after the Closing Date with respect to any products sold or manufactured by the Buyer or the Seller before, on or after the Closing Date;

          (f) any liability to which the Seller becomes subject for severance claims of former employees of the Seller whose employment with the Buyer is terminated; and

          (g) the ownership of the Assets and the operation of the Business after the Closing; and

          (h)  any Assumed Obligations.

     9.4 Adjustment to Indemnification Payments. Any payment made by a Seller Indemnifying Party to the buyer Indemnitees, on the one hand, or by a Buyer Indemnifying Party to the Seller Indemnitees, on the other hand, pursuant to this Article 9 or in respect of any claim (i) shall be net of any insurance proceeds realized by and paid to the Buyer Indemnitees or the Seller Indemnitees, as the case may be, in respect of such claim and (ii) shall be reduced by an amount equal to any Tax benefits attributable to such claim. The Buyer Indemnitees or the Seller Indemnitees, as the case may be, shall use their respective reasonable efforts to make insurance claims relating to any claim for which either is seeking indemnification pursuant to Section 9.

     9.5 Limitation on Liability. Neither any Seller Indemnifying Party nor any Buyer Indemnifying Party shall have any obligation under this Section 9 to indemnify the Buyer Indemnitees or the Seller Indemnitees, as the case may be, with respect to any item of Damage (a) unless the aggregate combined total of all such Damages incurred by the Buyer Indemnitees or the Seller Indemnitees, respectively, exceeds, in the case of product warranty claims, $20,000 per calendar year, and, in the case of all other claims, $80,000, and then only for the amount of such excess, and (b) in excess of the Purchase Price.

     9.6 Third Person Claims. (a) Promptly after an Indemnitee has received notice of or has knowledge of any claim by a person not a party to this Agreement (a "Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnitee shall give the Seller Indemnifying Party or the Buyer Indemnifying Party, as the case may be, written notice of such claim or the commencement of such action or proceeding. The failure to so notify the Indemnifying Party will relieve the Indemnifying Party from liability under this
Section 9 with respect to such claim, suit or proceeding, but only if and to the extent that such failure adversely affects the ability of the Indemnifying Party to defend its interest in such claim, action or proceedings.

          (b) The Indemnitee shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume control of the investigation and defense of any claim by a Third Person or any litigation resulting therefrom, provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnitee and (ii) the Indemnitee may participate in such defense at such Indemnitee's expense.

          (c) The Indemnifying Party may make any settlement with respect to any such claim by a Third Person or any litigation resulting therefrom, without the prior consent of the

Indemnitee, provided that without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnitee or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnitee release of all liability in respect such claim or litigation.

     9.7 Method of Payment. All claims for indemnification shall be paid in cash without interest.

     9.8 Exclusive Remedy. The indemnifications under this Article IX shall be the Buyer's and the Seller's sole and exclusive remedies with respect to money damages, each against the other, with respect to matters arising under this Agreement, of any kind or nature including, without limitation, matters arising under Environmental Laws or relating to the Business, the Assets, the Assumed Liabilities or the Excluded Assets.

10.  TERMINATION OF AGREEMENT.

          10.1 Termination. This Agreement may be terminated at any time prior to Closing:

          (a)  by mutual written consent of AFC and the Seller;

          (b)  by either AFC or the Seller upon written notice to the other if:

               (i) the Closing shall not have occurred on or before January 31, 1997 or such later date, if any, as AFC and the Seller may agree upon writing; provided, however, that the right to terminate this Agreement pursuant to this subsection 10.1(b)(i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

               (ii) any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal there from have been exhausted;

          (c) by AFC if (i) there shall have been a breach of any of the covenants or agreements of the Seller or any of the Stockholders hereunder which cannot be or has not been cured within 10 days (but not later than one business day before closing) after written notice to the breaching party, or (ii) there shall have been any breach of any representation or warranty of the Seller or any of the Stockholders contained herein or in any instrument or other document delivered by or on behalf of the Seller or any of the Stockholders in connection herewith, which cannot be or has not been cured within 10 days (but not later than one business day before closing) after written notice to the breaching party; or

          (d) by the Seller if (i) there shall have been a breach of any of the covenants or agreements of AFC or the Buyer hereunder which cannot be or has not been cured within 10 days (but not later than one business day before closing) after written notice to the breaching party, or
(ii) there shall have been any breach of any representation or warranty of AFC or the Buyer contained herein or in any instrument or other document delivered by or on behalf of AFC or the Buyer in connection herewith.

     10.2 Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach by such party with respect to any of its representations, warranties or agreements contained in this Agreement. The provisions of this Section 10.2 shall survive the termination of this Agreement.

11.  NONCOMPETITION.

     11.1 Prohibited Activities. The Seller and each of the Stockholders agree that for a period of (i) in the case of the Seller, DiCarlo and Duve, five years following the Closing Date, and (ii) in the case of Hallenbeck, three years following the Closing Date (and, with respect to each of DiCarlo and Duve specifically, five years following his employment termination with the Buyer or its successor or assign) (the "Noncompete Period"), neither the Seller nor any of the Stockholders will:

          (a) establish, enter into, be employed by, advise, consult with, become an owner in or a part of or in any way participate in, any company, partnership, corporation or other entity or venture (other than AFC, the Buyer or its subsidiaries) that competes with, or in any way engages in any business or venture (for itself or himself or others and whether as an officer, director, stockholder, owner, partner, joint venturer, employee, independent contractor, consultant, advisor or representative) that competes with, the Business as it may exist from time to time, or with respect to Hallenbeck only, as it exists on the Closing Date;

          (b) directly or indirectly hire, or solicit for hire, any present or future employee of AFC or the Buyer, including without limitation any employee of the Seller who becomes an employee of the Buyer (provided that the Seller may continue to employ the Stockholders for the sole purpose of assisting in the winding up of the affairs of the Seller following the Closing); or

          (c) directly or indirectly solicit any present, potential or past customer of the Business or of the Buyer.

     Ownership of not more than one percent of the voting stock of a corporation whose stock is traded on a national securities exchange or over-the-counter shall not of itself constitute a violation of this Section 11.1 nor shall it be a violation of this Section 11.1 for Hallenbeck to own or operate a business which incorporates photocontrol products purchased from companies other than the Buyer into other products provided that such photocontrol products do not constitute a majority of the value of the product into which they are incorporated.

     11.2 Reasonable Restraint. The parties agree that the covenants contained in this Section 11 impose a reasonable restraint on the Seller and each of the Stockholders in light of the activities and business of the Business and the future plans of the Buyer.

     11.3 Severability; Reformation. The covenants in this Section 11 are severable, and in the event that any one or more of such covenants are deemed illegal or unenforceable, the remaining covenants shall remain in full force and effect, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 11 are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the provision of this Section 11 shall thereby be reformed.

     11.4 Remedies. The Seller and each of the Stockholders acknowledge and agree that, because the legal remedies of AFC and the Buyer may be inadequate in the event of a breach of any of the covenants set forth in Section 11, AFC and the Buyer may, at their option, in addition to obtaining any other remedy or relief available to it (including without limitation damages at law), enforce the provisions of this Section 11 by injunction and other equitable relief.

     11.5 Independent Covenant.

          (a) Each of the covenants contained in this Section 11 shall be construed as a covenant independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Seller or any of the Stockholders against AFC, the Buyer or any of their respective subsidiaries, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by AFC or the Buyer of any such covenant.

          (b) The Noncompete Period shall be computed by excluding from such computation any time during which the Seller or any of the Stockholders is in violation of any provision of this Section 11 and any time during which there is pending in any court of competent jurisdiction any action
(including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which AFC or the Buyer seeks to enforce the covenants of contained in Section 11 or in which any person contests the validity or enforceability of any such covenant or seeks to avoid the performance or enforcement of any such covenant.

12.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

    12.1 The Seller and the Stockholders. The Seller and each of the Stockholders recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information about the Business, such as lists of customers, operational policies, and pricing and cost policies. The Seller agrees that it will not, and each of the Stockholders agrees that he will not, use any such confidential information for its own benefit or disclose such confidential information to any person or entity for any purpose whatsoever, except to AFC and the Buyer, unless such information becomes known to the public generally through no fault of the Seller or any of the Stockholders or unless the Seller or any of the Stockholders is required by law or subpoena to disclose such information. If the Seller or any of the Stockholders is requested to provide such information pursuant to requirements of applicable law or by subpoena, it shall notify AFC as promptly as possible and shall allow AFC the opportunity to oppose such request or to seek an appropriate protective order.

    12.2 AFC and the Buyer. AFC and the Buyer recognize and acknowledge that prior to the Closing they will have access to certain confidential information about the Business, such as lists of customers, operational policies, pricing and cost policies, which has been provided to AFC and the Buyer for the purpose of evaluating the transactions contemplated by this Agreement. AFC and the Buyer agree, that, without the prior written consent of the Seller, prior to the Closing and following any termination of this Agreement if the Closing should not occur, it will not use such confidential information other than for the purposes for which it has been provided and will not disclose such confidential information to any person or entity for any purpose whatsoever, unless such information becomes known to the public generally through no fault of AFC or the Buyer or unless AFC is required by law or subpoena to disclose such information. If the Buyer or AFC is requested to provide such information pursuant to requirements of applicable law or by subpoena, it shall notify the Seller and each of the Stockholders as promptly as possible and shall allow the Seller and/or each of the Stockholders the opportunity to oppose such request or to seek an appropriate protective order.

    12.3 Remedies. The parties acknowledge and agree that, because legal remedies may be inadequate in the event of a breach of any of the covenants set forth in this Section 12, in addition to any other remedy or relief available (including without limitation damages at law), the provisions of this Section 12 may be enforced by injunction and other equitable relief.

    12.4 Survival of Termination. The provisions of this Section 12 shall survive the termination of this Agreement.

13.  GENERAL.

    13.1 Bulk Sales Laws. Each of the Seller and the Buyer hereby waives compliance by each other with the so-called "bulk sales law" and other similar law in any jurisdiction in respect of the transactions contemplated by this Agreement.

    13.2  Effect of Investigation; Best Knowledge.

         (a) No investigation by the parties hereto shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation.

         (b) When a representation or warranty contained herein or in any certificate or other document delivered in connection herewith is made to the "best knowledge" of a party, unless otherwise indicated herein or therein, such party shall be deemed to know all facts and circumstances that a reasonable investigation of the subject matter of such representation or warranty would have revealed.

    13.3 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor the rights or the obligations of any party hereto may be assigned without the prior written consent of the other parties hereto.

    13.4 Entire Agreement. This Agreement (including the schedules and exhibits hereto) constitute the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, with respect to the subject matter hereof.

    13.5 Amendment. This Agreement may be modified or amended only by a written instrument executed by each of AFC, the Buyer, the Seller and the Stockholders.

    13.6 Counterparts; Facsimilies. This Agreement may be executed in any number of counterparts which together shall constitute one instrument. This Agreement and any other Agreement delivered hereunder may be executed and delivered by facsimile transmission, and any such transmission may be considered an original by its recipient party unless otherwise specified by the delivering party at the time of the transmission.

    13.7 Costs and Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall bear all expenses, costs and fees incurred by it in connection with the preparation of this Agreement, the consummation of the Closing and compliance by it with the terms and provisions hereof, including without limitation the fees and expenses of any attorneys, accountants, brokers or other persons engaged by it, except as may be permitted by Sections 9 or 13.13.

    13.8 Notices. All notices or communications required or permitted hereunder shall be in writing. Any notice, demand or other communication given under this Agreement shall be deemed to be given if given in writing (including facsimile, telex, telecopy or similar transmission) addressed as provided below (or at such other address as the addressee shall have specified by notice actually received by the addressor) and if either (a) actually delivered in fully legible form, to such address (evidenced in the case of a telex by receipt of the correct answer back) or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mail, with first-class postage prepaid and registered or certified.

    If to AFC or the Buyer, addressed to them as follows:

                    AFC Cable Systems, Inc.
                    50 Kennedy Plaza
                    Suite 1250
                    Providence, Rhode Island 02903
                    Attention:  Ralph R. Papitto, Chairman
                    Telephone:     (401) 453-2000
                    Facsimile:     (401) 453-2009

                    with a copy to:

                    Hinckley, Allen & Snyder
                    1500 Fleet Center
                    Providence, Rhode Island 02903
                    Attention:  Jonathan Bell, Esq.
                    Telephone:     (401) 274-2000
                    Facsimile:     (401) 277-9600

                    If to the Seller or the Stockholders, addressed to it as follows:

                    Daniel M. DiCarlo Jr.
                    300 Fifth Avenue
                    Hackettstown, New Jersey 07840

                    with a copy to:

                    Attention:  Todd Poland, Esq.
                    McCarter & English
                    Four Gateway Center
                    100 Mulberry Street
                    Newark, New Jersey 07102
                    Telephone: 201-622-4444
                    Fascimile: 201-624-7070

    13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws. Each of the parties hereto irrevocably submits to the nonexclusive jurisdiction of the courts of the Commonwealth of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof and agrees that process may be served upon it if it cannot otherwise be served in such state by registered or certified mail addressed as provided in Section 13.8.

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

    13.10 No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

    13.11 No Third-party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto (or a permitted assign or successor to such party).

    13.12 Severability. The provisions of this Agreement, are severable, and in the event that any one or more provisions are deemed illegal or unenforceable, the remaining provisions shall remain in full force and effect, and the unenforceability of any specific provision shall not affect any other provision. In the event any court of competent jurisdiction shall determine that any provision of this Agreement is unreasonable, then it is the intention of the parties that such provision be enforced to the fullest extent that the court deems reasonable, and the relevant provision shall thereby be reformed..

    13.13 Attorneys' Fees and Costs. If litigation is brought to enforce provisions of this Agreement, the reasonable attorneys' fees and costs incurred by the prevailing party shall be paid by the non-prevailing party.

14.  Guaranty by AFC.

    14.1 Guaranty. For valuable consideration, the receipt of which is hereby acknowledged, AFC unconditionally guarantees to Seller and each of the Stockholders (collectively, the "Beneficiaries") full and prompt performance by Buyer of all of its obligations arising out of or related to the foregoing Asset Purchase Agreement (collectively, the "Obligations").

    14.2 Certain Waivers. Notice of acceptance of this Guaranty and of any action to be taken by the Beneficiaries from time to time under this Guaranty or the Obligations is hereby waived, and this Guaranty shall operate as a continuing and absolute Guaranty covering all obligations of Buyer to the Beneficiaries arising under the Obligations. Failure of the Beneficiaries to make any demand or otherwise to proceed against AFC in respect to any default by the Buyer shall not constitute a waiver of the Beneficiaries' right to proceed in respect to any or all other defaults by the Buyer.

    14.3 Liability Not Affected; Successors. The liability of AFC shall not be terminated or otherwise affected or impaired by the Beneficiaries from time to time granting one or more extensions of time, renewals or other indulgence(s) to the Buyer, or by the Beneficiaries heretofore, now, or hereafter acquiring, releasing or agreeing to amend or modify the Obligations, whether or not notice thereof shall have been or be given to AFC. This Guaranty shall be binding upon the successors and assigns of AFC.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                             AFC CABLE SYSTEMS, INC.


                                             By:     /s/ Raymond H. Keller
                                                  ----------------------------
                                             Name:   Raymond H. Keller
                                                  ----------------------------
                                             Title:  VP & CFO
                                                  ----------------------------


                                             AFC ACQUISITION, INC.


                                             By:     /s/ Raymond H. Keller
                                                ------------------------------
                                             Name:   Raymond H. Keller
                                                ------------------------------
                                             Title:  Vice President
                                                ------------------------------

                                             AREA LIGHTING RESEARCH, INC.

                                             By:     /s/ Daniel M. DiCarlo Jr.
                                                ------------------------------
                                             Name:   Daniel M. D. Carlo Jr.
                                                ------------------------------
                                             Title:  President
                                                ------------------------------

                                               /s/ Gilman J. Hallenbeck
                                             ---------------------------------
                                             Gilman J. Hallenbeck

                                               /s/ George Duve
                                             ---------------------------------
                                             George Duve

                                               /s/ Daniel M. DiCarlo Jr.
                                             ---------------------------------
                                             Daniel M. DiCarlo Jr.

                            LIST OF EXHIBITS AND SCHEDULES


Exhibit No.      Description
----------       -----------

Exhibit I        Form of Escrow Agreement
Exhibit II       Form of Bill of Sale
Exhibit III      Form of Assumption Agreement
Exhibit IV       Form of Asbury Road Lease
Exhibit V        Form of Opinion of Counsel to AFC and the Buyer
Exhibit VI       Form of Opinion of Counsel to the Seller and the Stockholders


Schedule No.     Description

Schedule 1.1(b)  Leases
Schedule 1.1(h)  Contracts
Schedule 1.3     Assumed Obligations
Schedule 1.6     Purchase Price Allocation
Schedule 3.1     Names and Trade Names; Foreign Qualification
Schedule 3.6     Accounts Receivable
Schedule 3.7     Inventory
Schedule 3.8     Customers
Schedule 3.9     Permits and Intellectual Property
Schedule 3.10    Real and Personal Property
Schedule 3.11    Permitted Liens
Schedule 3.14    Insurance
Schedule 3.15.1  Employees
Schedule 3.15.2  Key Employees
Schedule 3.16    Employee Benefit Plans
Schedule 3.18    Litigation
Schedule 3.22    Environmental Matters
Schedule 3.27    Flood Hazards
Schedule 3.28    Warranty Claims
Schedule 3.29    Products Liability

                                       ANNEX 1
                               Asset Purchase Agreement


               As used in the Agreement, the following capitalized terms have the following meanings or are as defined in the following Sections of the
Agreement:

               "AFC" is defined in the Preamble.

               "Affiliate" means, singly and collectively, with respect to any Person, any other entity or Person (including without limitation any subsidiary of such Person) which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, an entity or other Person shall be deemed to be "controlled by" the such Person if such Person possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and the legal representative, successor or assign of any such Person.

               "Agreement" is defined in the Preamble.

               "Asbury Road Lease" is defined in Section 6.4.

               "Assets" is defined in Section 1.1.

               "Assumed Obligations" is defined in Section 1.3.

               "Balance Sheet Assets" is defined in subsection 1.1(a).

               "Balance Sheet" is defined in subsection 1.1(a).

               "Balance Sheet Date" is defined in subsection 1.1(a).

               "Business" is defined in the Preamble.

               "Buyer" is defined in the Preamble.

               "CAA" is defined in subsection 3.22(c).

               "CERCLA" is defined in subsection 3.22)c).

               "Closing" is defined in Section 2.

               "Closing Date" is defined in Section 2.

               "COBRA" is defined in subsection 1.4(g).

               "Code" is defined in Section 3.17.

               "Contracts" is defined in subsection 1.1(h).

               "Compliance with ISRA" shall mean, in relation to the Hackettstown Facility and the transaction contemplated by this Agreement, the receipt by the Seller from the NJDEP of a no further action letter, or approval of a Negative Declaration, as such terms are defined in ISRA, or other comparable written determination by the NJDEP that the Seller has satisfied the requirements of ISRA. In relation to (i) the termination of the Asbury Road Lease or other cessation of operations by the Buyer at the Hackettstown Facility, or (ii) any transfer of ownership or operations (as such term is defined in ISRA) effected by AFC or the Buyer prior to the termination of the Asbury Road Lease, the receipt by AFC or the Buyer from the NJDEP and the delivery to the Seller of a no further action letter, or approval of a Negative Declaration, as such terms are defined in ISRA, or other comparable written determination by the NJDEP that AFC or the Buyer have satisfied the requirements of ISRA.

               "Damages" is defined in Section 9.2.

               "DiCarlo" is defined in the Preamble.

               "Duve" is defined in the Preamble.

               "Environmental Laws" is defined in subsection 3.22(c).

               "Environmental Settlement Agreements" means the Settlement Agreement by and among the State of New Jersey, the New Jersey Department of Environmental Protection and the Seller and NUJA Realty Corporation, executed by the parties in January, 1995 and the Stipulation of Settlement Between Plaintiffs and Area Lighting Research, Inc. nd NUJA Realty Corporation, Superior Court of New Jersey, Docket No. WRN-L-000708-92, each as it may be amended, supplemented or otherwise modified and in effect from time to time.

               "ERISA" is defined in subsection 1.4(f).

               "Escrow Agent" is defined in Section 1.5.

               "Escrow Agreement" is defined in Section 1.5.

               "Escrow Deposit" is defined in Section 1.5.

               "Excluded Assets" is defined in Section 1.2.

               "Facilities" is defined in subsection 1.4(h).

               "FIFO" is defined in Section 3.7.

               "Final Balance Sheet" is defined in Section 1.5.

               "Financial Statements" is defined in Section 3.4.

               "FWPCA" is defined in subsection 3.22(a)(i).

               "Governmental Authorities" shall mean all agencies, bureaus, departments and officials of federal, state, county, municipal and local governments and public authorities having or claiming jurisdiction over the Facilities or any part thereof, or over the Seller or the Buyer.

               "Hackettstown Facility" if defined in subsection 1.4(h).

               "Hallenbeck" is defined in the Preamble.

               "Hazardous Materials" is defined in subsection 3.22(c).

               "Indemnifying Party" is defined in Sections 9.2 and 9.3.

               "Indemnitee" is defined in Sections 9.2 and 9.3.

                ISRA" shall mean the New Jersey Industrial Site Recovery Act, P.L. 1993, c.139, c.139, N.J.S.A. 13:1K-6, et seq.

               "Intellectual Property" is defined in Section 3.9.

               "Leases" is defined in subsection 1.1(b).

               "Liabilities Adjustment" is defined in Section 1.5.

               "NJDEP" shall mean the New Jersey Department of Environmental Protection or any successor thereof.

               "Noncompete Period" is defined in Section 11.1.

               "Proceeding" is defined in subsection 3.20(b).

               "Permits" is defined in Section 3.9.

               "Person" means an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

               "Purchase Price" is defined in Section 1.5.

               "Qualified Persons" is defined in Section 3.17.

               "RCRA" is defined in subsection 3.22(c).

               "Seller" is defined in the Preamble.

               "Stockholder" is defined in the Preamble.

               "Tax" and "Taxes" shall mean any federal, state, local, foreign, or other tax, fee, levy, assessment or other governmental charge, including without limitation any income, franchise, gross receipts, property, sales, use, services, value added, withholding, social security, estimated, accumulated earnings, alternative or add-on minimum, transfer, license, privilege, payroll, profits, capital stock, employment, unemployment, excise, severance, stamp, occupancy, customs or occupation tax and any interest, additions to tax and penalties in connection therewith.

               "Third Person" is defined in Section 9.5.

               "to the knowledge of the Seller or any of the Stockholders" is defined in subsection 3.22(c)

               "TSCA" is defined in subsection 3.22(c).